EXHIBIT 4

PepsiCo Puerto Rico 1165(e) Plan

Effective March 5, 2001

Table of Contents

ARTICLE I DEFINITIONS

ARTICLE II PARTICIPATION
    2.1 Commencing Participation

ARTICLE III CONTRIBUTIONS AND ALLOCATIONS
     3.1  Contribution Elections
     3.2  Pre-tax Contributions
     3.3  After-tax Contributions
     3.4  Rollover Contributions
     3.5  QNECs
     3.6  Military Leave
     3.7  Contributions Subject to Deductibility
     3.8  Allocation of Contributions
     3.9  Valuation; Earnings and Losses
     3.10  Return of Contributions

ARTICLE IV INVESTMENTS
     4.1  Participant Investment Provisions
     4.2  Investment Elections
     4.3  Investment Funds
     4.4  Investment of Loan Repayments

ARTICLE V VESTING
     5.1  Pre-tax Contributions, After-tax Contributions, and Rollover Contributions

ARTICLE VI IN-SERVICE WITHDRAWALS
     6.1  Withdrawals
     6.2  Withdrawal of Rollover Contributions
     6.3  (Reserved)
     6.4  Withdrawals of Pre-tax Contributions and QNECs
     6.5  Withdrawals After Attaining Age 59 1/2
     6.6  Hardship Withdrawals
     6.7  In-Service Withdrawal Procedures and Restrictions

ARTICLE VII LOANS
     7.1  General Rule
     7.2  Amount of Loan
     7.3  Interest Rate and Security
     7.4  Source of Loans
     7.5  Repayment and Term
     7.6  Default
     7.7  Additional Rules

ARTICLE VIII DISTRIBUTIONS
     8.1  Eligibility for Distribution Upon Separation From Service
     8.2  Distributions Upon Retirement or Disability
     8.3  (Reserved)
     8.4  Distribution Upon Death
     8.5  Commencement of Payments
     8.6  Form of Payment
     8.7  Amount of Distribution
     8.8  Cashout Distributions
     8.9  Direct Rollovers
     8.10  Qualified Domestic Relations Orders
     8.11  Beneficiary Designation
     8.12  Incompetent or Lost Distributee

ARTICLE IX INVESTMENT OF THE TRUST
     9.1  Trust Agreement
     9.2  Appointment of Investment Managers
     9.3  Investment Manager Powers
     9.4  Power to Direct Investments
     9.5  Exclusive Benefit Rule

ARTICLE X PLAN ADMINISTRATION
     10.1  Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration
     10.2  Administration
     10.3  Claims Procedure
     10.4  Records and Reports
     10.5  Other Administrative Powers and Duties
     10.6  Rules and Decisions
     10.7  Procedures
     10.8  Authorization of Benefit Distributions
     10.9  Application and Forms for Distributions
     10.10  Facility of Payment

ARTICLE XI AMENDMENT AND TERMINATION
     11.1  Amendment of the Plan
     11.2  Right to Terminate the Plan or Discontinue Contributions
     11.3  Effect of Termination or Discontinuance of Contributions
     11.4  Effect of a Partial Termination
     11.5  Plan Merger
     11.6  Additional Participating Employers
     11.7  Withdrawal of a Participating Employer

ARTICLE XII MISCELLANEOUS PROVISIONS
     12.1  Action by the Company
     12.2  No Right to Be Retained in Employment
     12.3  Non-Alienation of Benefits
     12.4  Requirement to Provide Information to Plan Administrator
     12.5  Source of Benefit Payments
     12.6  Construction
     12.7  Governing Law

ARTICLE XIII LIMITATION ON PRE-TAX CONTRIBUTIONS
     13.1  Limitation on Pre-tax Contributions
     13.2  Treatment of Excess Deferrals
     13.3  Coordination With Other Arrangements In Which Salary Is Deferred

ARTICLE XIV NONDISCRIMINATION RULES
     14.1  Definitions Applicable to the Nondiscrimination Rules
     14.2  Actual Deferral Percentage Test
     14.3  More Than One Employer-Sponsored Plan Subject to the Actual Deferral Percentage Test
     14.4  Recharacterization of Pre-tax Contributions
     14.5  Treatment of Excess Contributions
     14.6  QNECs
     14.7  Required Plan Aggregation for Purposes of the Actual Deferral Percentage Test
     14.8  Required Plan Disaggregation for Purposes of the Actual Deferral Percentage Test

ARTICLE XV CODE § 415 LIMITATION
     15.1  Definitions Applicable to the Code § 415 Limitation
     15.2  Code § 415 Limitation on Annual Additions
     15.3  Applicable Regulations

ARTICLE XVI TOP HEAVY PROVISIONS
     16.1  Definitions Applicable to the Top Heavy Provisions
     16.2  Application of Article XVI
     16.3  Minimum Vesting
     16.4  Minimum Contributions
16.5 Adjustment to Combined Limitation

PEPSICO PUERTO RICO 1165(e) PLAN

PREAMBLE

        The PepsiCo Puerto Rico 1165(e) Plan (“Plan”) permits eligible employees to defer receipt of a portion of their compensation on a pre-tax basis in order to promote retirement savings. The Plan provides for distributions in the event of termination of employment. In addition, withdrawals are permitted in certain circumstances and loans are available to certain participants. The Plan is intended to be a profit-sharing plan which meets the requirements for qualification and tax-exemption under sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended and pursuant to Section 1022(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended.

        The rights and benefits of any individual who ceases to be a participant in this Plan shall be determined in accordance with the provisions of this Plan in effect as of the date such individual ceases to be a participant in this Plan unless otherwise specified in the Plan or required by law.

ARTICLE I

DEFINITIONS

Where the following, boldfaced words and phrases appear in this Plan with initial capitals, they shall have the meaning set forth below.

1.1	“Account” means the sum of a Pre-tax Contributions Account, Rollover Contributions Account and QNECs Account, which sum constitutes the Participant’s total interest in the Trust.

1.2	“After-tax Contributions” means after-tax contributions made to the Plan by a Participant pursuant to an after-tax contribution election.

1.3	“After-tax Contributions Account” means the separate subaccount of a Participant’s Account to which Participant’s After-tax Contributions and any income or loss thereon are credited. After-tax Contributions Accounts will not be established under the Plan to the extent After-tax Contributions are not allowed.

1.4	“Beneficiary” means the person designated by a Participant on the Beneficiary Designation Form or such other person who becomes entitled to a benefit under the Plan in accordance with Section 8.11.

1.5	"Beneficiary Designation Form" means a form prescribed by the Plan Administrator for designating Beneficiaries.

1.6	"Board" means the Board of Directors of the Company.

1.7	“Borrower” means a Participant who has made an application for or who has received a loan from the Plan in accordance with Section 7.1.

1.8	“Break in Service” means the period commencing on the Participant’s Service Cutoff Date and ending on the Participant’s Reemployment Commencement Date, except that a Break in Service shall not include any period of time when an individual is not an Employee because he or she is serving in the uniformed services of the United States if the individual seeks reinstatement as an Employee while his or her reemployment rights are protected by law. The defined term “Break in Service” is used solely for purposes of determining vesting.

1.9	"Code" means the Internal Revenue Code of 1986, as amended.

1.10	"Company" means PepsiCo Puerto Rico, Inc., a corporation organized and existing under the laws of Delaware or its successor or successors and its divisions, Pepsi Concentrate Manufacturing Operations and Frito-Lay Snacks Caribbean.

1.11	“Compensation” means the Participant’s salary as reported to the Puerto Rico Treasury on Form 499-R/W-2 PR or equivalent form prescribed by the Puerto Rico Treasury. Compensation also will include commissions and any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not ineludible in the gross income of the Employee under PR Code Section 1165(e)(5). However, compensation shall not include any amount paid by reason of services performed (a) after the date an Employee ceases to be a Participant and (b) prior to the date an Employee becomes a Participant. Also, compensation shall not include bonuses and amounts paid for insurance or other welfare benefits.

1.12	“Contribution Election” means the election made by a Participant selecting the percentage of Compensation to be deferred and contributed to the Plan by the Employer as a Pre-tax Contribution.

1.13	“Disability” means a total physical or mental disability, as evidenced by (a) receipt of a Social Security disability pension, or (b) receipt of disability payments under the Employer’s long-term disability program. With respect to (a) above, the receipt of a Social Security disability pension shall not be deemed to occur prior to the time the Plan Administrator has received written notice from the Participant that he or she is receiving such disability pension.

1.14	"Effective Date" means March 5, 2001.

1.15	"Eligible Employee" means an Employee who is described in subsection (a) below and who is not excluded pursuant to subsection (b) below.

(a)	Each Employee who is a bona fide resident of Puerto Rico, is in the employ of the Employer and who is paid some or all his or her cash remuneration from a Puerto Rico payroll.

(b)	Notwithstanding the foregoing, the following Employees are excluded from the term "Eligible Employee":

(i)	Employees included in a unit of employees covered by a collective bargaining agreement between the Employer and their employee representatives, unless such collective bargaining agreement provides for participation in the Plan or the Company permits employees covered by a collective bargaining agreement to participate in the Plan;

(ii)	Employees who are eligible to participate in one or more employee benefit plans of a third party with whom an Employer has contracted for the provision of the Employees' services;

(iii)	Leased employees within the meaning of Code § 414(n)(2) or (o);

(iv)	Employees classified as student interns or cooperative students;

(v)	Employees assigned to work primarily in Puerto Rico on an inpatriate package;

(vi)	Employees assigned to work primarily outside Puerto Rico;

(vii)	Independent contractors;

(viii)	Temporary employees; and

(ix)	Part-time employees

For purposes of paragraph (vii), it is expressly intended that persons who the Employer classifies as independent contractors are not Eligible Employees (and therefore they may not become Participants) even if a court or administrative agency determines that such persons are common law employees and not independent contractors.

1.16	“Eligible Retirement Plan” means an individual retirement account described in PR Code Section 1169, Code § 408(a), an individual retirement annuity described in Code § 408(b), an annuity plan described in Code § 403(a) or a qualified trust described in Code § 401(a) or PR Code Section 1165. However, with respect to a Participant’s Surviving Spouse, an Eligible Retirement Plan shall be only an individual retirement account or individual retirement annuity.

1.17	“Eligible Rollover Distribution” means any distribution under the Plan of all or any portion of a Participant’s Account, other than:

(a)	A distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) made for the life (or life expectancy) of the Participant (or the Participant's Surviving Spouse) or the joint lives (or joint life expectancies) of the Participant (or the Participant's Surviving Spouse) and the Participant's (or the Participant's Surviving Spouse's) designated beneficiary;

(b)	A distribution for a specified period of ten years or more;

(c)	A distribution required under Code § 401(a)(9);

(d)	A hardship distribution described in Code § 401(k)(2)(B)(i)(IV); or

(e)	The portion of any distribution in excess of the amount that would be includible in gross income were it not rolled over to an Eligible Retirement Plan (disregarding for this purpose, the exclusion from income applicable to net unrealized appreciation when employer securities are distributed).

1.18	“Employee” means any individual who is employed by the Employer regardless of whether the individual is an Eligible Employee or a leased employee within the meaning of Code §§ 414(n)(2) or 414(o) (but excluding persons who are leased employees described in Code § 414(n)(5)). If a former Employee’s termination of employment did not constitute a separation from service, within the meaning of Code Section 401(k)(2)(B)(i)(I), such individual shall be treated as an Employee for purposes of the withdrawal provisions of Article VI and the loan provisions of Article VII.

1.19	"Employer" means the Company and any subsidiary or division which is authorized by the Company to participate herein.

1.20	“Employment Commencement Date” means the date on which the Employee first performs an hour of service for which the Employee is paid or entitled to payment for the performance of duties for the Employer.

1.21	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.22	(Reserved)

1.23	“Excess Annual Additions” means Annual Additions, as defined in Section 15.1(a), that exceed the Code § 415 limitation on Annual Additions.

1.24	“Excess Contributions” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions paid to the Trustee for a Plan Year on behalf of Highly Compensated Employees in excess of the limits set forth in Section 14.2.

1.25	“Excess Deferrals” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions contributed on behalf of Participants in excess of the Code § 402(g) or PR Code § 1165(e)(7) limitation set forth in Section 13.1.

1.26	“Fiduciaries” means the named fiduciaries as defined in § 402 of ERISA (who shall be (i) the Company, but solely with respect to its power to designate other named fiduciaries, (ii) the Plan Administrator, (iii) the Plan Committee and (iv) the Trustee), and other parties designated as fiduciaries, as defined in § 3(21) of ERISA, by such named fiduciaries in accordance with the terms of the Plan and the Trust Agreement (but only with respect to the specific responsibilities of each in connection with the Plan and Trust).

1.27	“Five-percent Owner” means with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code § 318) more than 5% of the outstanding stock of the corporation, or stock possessing more than 5% of the total voting power of the corporation.

1.28	“Five Year Break in Service” means a Break in Service of 60 consecutive months. The defined term “Five Year Break in Service” is used solely for purposes of determining vesting.

1.29	"Full-Time Employee" means an Employee who is not a Part-Time Employee.

1.30	"Highly Compensated Employee" means any employee (whether or not eligible for membership in the Plan) who:

(a)	Was a five percent owner (as defined in Code § 416(i)) for the Plan Year or the prior Plan Year, or

(b)	For the preceding Plan Year received Compensation in excess of $85,000.

The dollar amount in the preceding sentence ($85,000) shall be adjusted from time to time for cost of living in accordance with Code § 414(q). Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

For purposes of the employees of the Company in Puerto Rico, “Highly Compensated Employee” means an Employee described in PR Code Section 1165(e)(3)(E)(iii) and generally means an Employee who performed services for the Employer during the Plan Year and is more highly compensated than two-thirds of all Eligible Employees.

1.31	"Hour of Service" means, with respect to any applicable computation period.

(a)	Each hour for which the Employee is paid or entitled to payment for the performance of duties for the Employer;

(b)	Each hour for which the Employee is paid or entitled to payment by the Employer on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but not more than 501 hours for any single continuous period;

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer, excluding any hour credited under subsection (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains rather than to the computation period in which the award, agreement or payment is made;

(d)	Solely for purposes of determining whether an Employee has incurred a One Year Break in Service under Section 1.39(a), each hour for which an Employee would normally be credited under subsection (a) or (b) above during a period of parental leave but not more than 501 hours for any single continuous period. However, the number of hours credited to an Employee under this subsection (d) during the computation period in which the parental leave began, when added to the hours credited to an employee under subsections (a) through (c) above during that computation period, shall not exceed 501. If the number of hours credited under this subsection (d) for the computation period in which the parental leave began is zero, the provisions of this subsection (d) shall apply as though the parental leave began in the immediately following computation period. For this purpose, a parental leave means a period in which the Employee is absent from work immediately following his or her active employment because of the Employee's pregnancy, the birth of the Employee's child or the placement of a child with the Employee in connection with the adoption of that child by the Employee, or for purposes of caring for that child for a period beginning immediately following such birth or placement; and

(e)	Solely for purposes of determining whether an Employee has incurred a One Year Break in Service under Section 1.39(a), each hour for which an Employee would normally be credited under subsection (a) or (b) above, and not otherwise credited under subsection (d) above, during a period of leave for the birth, adoption or placement of a child, to care for a spouse or an immediate family member with a serious illness or for the Employee's own illness pursuant to the Family and Medical Leave Act of 1993 and its regulations.

Hours of Service to be credited to an individual under subsections (b), (c), (d) and (e) above will be calculated by the Plan Administrator by reference to the individual’s most recent work schedule (or at the rate of ten hours per day in the event the Plan Administrator is unable to establish such schedule). No hours shall be credited on account of any period during which the Employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws. The Hours of Service credited shall be determined as required by Title 29 of the Code of Federal Regulations, Sections 2530.200b-2(b) and (c), and the rules set forth in such Sections are hereby incorporated by reference.

1.32	"Investment Committee" means the Plan Committee comprised of Vice President, Benefits, PepsiCo, Inc., Director of Financial Plans, PepsiCo, Inc., Manager, Capital Accumulation Plans, PepsiCo, Inc. and such other additional or replacement members that the Company designates from time to time in its discretion.

1.33	“Investment Election” means the election by which a Participant directs the investment of his or her Account in accordance with Section 4.2.

1.34	“Investment Fund” or “Fund” means any of the funds described in Article IV into which a Participant (or another authorized party) may direct the Trustee to invest the Participant’s Account. Following the Participant’s death, the Participant’s Beneficiary shall be the authorized party. In addition, to the extent provided herein, the Plan Administrator shall be an authorized party.

1.35	"Nonelective Contributions" means a contribution made by the Employer to the Plan that is not a Pre-tax Contribution.

1.36	"Non-highly Compensated Employee" means an Employee who is not a Highly Compensated Employee.

1.37	"Normal Retirement Age" means age 65.

1.38	"One Year Break in Service" means:

(a)	With respect to determining an Employee's Years of Eligibility Service and eligibility to participate, a Plan Year (after the Plan Year in which the Employee first becomes employed) during which the Employee is credited with 500 or less Hours of Service, provided that the Employee has a Separation from Service during such Plan Year or the immediately prior Plan Year; and

(b)	With respect to determining an Employee's Years of Vesting Service, a Break in Service of 12 consecutive months.

1.39	“Participant” means an individual who has commenced participation as determined under Section 2.1, but not terminated participation as determined under Section 2.1(e).

1.40	“Participant Response System” means the participant response system established by the Company that permits Participants to manage their Accounts and communicate with the Plan Administrator or the Trustee, including, but not limited to, the ability to change their Contribution Elections, (in accordance with Section 3.1(c)) and Investment Elections (in accordance with Section 4.2), to apply for a loan in accordance with Article VII, to commence participation in the Plan (in accordance with Section 2.1), to apply for an in-service withdrawal (in accordance with Article VI), and to request a distribution (in accordance with Article VIII). As determined by the Plan Administrator, this system may take any form, and different forms may be used for different purposes or different groups of Participants (e.g., an interactive telephone voice response system, a paper document system, an internet site, an intranet site, or an e-mail protocol). Unless the Participant uses a form that is specifically permitted by the Plan Administrator for the purpose in question, the Participant’s communication shall not be deemed to be made through the Participant Response System.

1.41	“Part-Time Employee” means any Employee who, on the basis of his or her regular, stated work schedule, is classified as a part-time employee by his or her Employer.

1.42	“PepsiCo Organization” means the controlled group of organizations of which the Company is a part, as defined by Code § 414 and regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

1.43	“Period of Service” means the period commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date and ending on the next Service Cutoff Date. Periods of Service shall include years and completed months. A Participant’s Period of Service shall include any Period of Severance that is less than 12 consecutive months.

1.44	“Period of Severance” means the period of time commencing on an Employee’s Service Cutoff Date and ending on the date an Employee again performs an hour of service for which the Employee is paid or entitled to payment for the performance of duties for the Employer. The defined term “Period of Severance” is used solely for purposes of determining vesting.

1.45	“Plan” means this Plan, the PepsiCo Puerto Rico 1165(e) Plan, as it may be amended from time to time.

1.46	“Plan Administrator” means the Plan Committee comprised of Vice President, Benefits, PepsiCo, Inc., Director of Financial Plans, PepsiCo, Inc., Manager, Capital Accumulation Plans, PepsiCo, Inc. and such other additional or replacement members that the Company designates from time to time in its discretion. The Plan Committee shall have authority to administer the Plan as provided in Article X. The Plan Administrator may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Plan Administrator, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Plan Administrator, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Plan Administrator.

1.47	"Plan Sponsor" means the Company.

1.48	"Plan Year" means the calendar year.

1.49	(Reserved)

1.50	“Pre-tax Contributions” means contributions made by an Employer on behalf of a Participant in accordance with his or her Contribution Election pursuant to Article III.

1.51	“Pre-tax Contributions Account” means the separate subaccount of a Participant’s Account to which Pre-tax Contributions and any income or loss thereon are credited.

1.52	(Reserved)

1.53	(Reserved)

1.54	“QNECs” means Nonelective Contributions: (a) in which a Participant is 100% vested, as of the date they are allocated, (b) which may not be distributed to a Participant except on account of Participant’s Retirement, death, Disability or Separation from Service; and (c) which the Employer chooses to treat as Pre-tax Contributions in accordance with Section 14.6.

1.55	“QNECs Account” means the separate subaccount of a Participant’s Account to which the Participant’s QNECs and any income or loss thereon are credited.

1.56	“Reemployment Commencement Date” means the date on which an Employee first performs an hour of service (for which the Employee is paid or entitled to payment for the performance of duties for the Employer) following a Period of Severance.

1.57	"Retirement" means Separation from Service after a Participant has attained at least age 55.

1.58	“Rollover Contributions” means a contribution made in accordance with Section 3.4, by an Eligible Employee or a Participant to the Plan:

(a)	Which consists only of the taxable portion of a cash distribution from a qualified plan under Code § 401(a), PR Code Section 1165(a) or a qualified annuity under Code § 403(a),

(b)	Which is an "eligible rollover distribution" as defined in Code § 402(c)(4), and

(c)	Which (if the distribution was received by the Eligible Employee or Participant) is contributed to the Plan not later than 60 days after such receipt.

For purposes of this Section, amounts originally from an eligible source that are contained in an individual retirement account (“IRA”) may not be rolled over from the IRA if the IRA contains any funds derived from sources other than a tax-free rollover from a qualified plan under Code § 401(a).

For purposes of the Employees of the Company in Puerto Rico, a “Rollover Contribution” shall mean an amount transferred to this Plan, directly or indirectly, from another qualified retirement plan under PR Code Section 1165 that satisfies the requirements of PR Code Section 1165(b)(2).

1.59	“Rollover Contributions Account” means the separate subaccount of a Participant’s Account or an Account established on behalf of an Eligible Employee to which Rollover Contributions and any income or loss thereon are credited.

1.60	(Reserved)

1.61	(Reserved)

1.62	(Reserved)

1.63	“Separation from Service” or “Separates from Service” means the termination of the Employee’s employment relationship with the Company.

1.64	“Service Cutoff Date” means the earliest of: (a) the Employee’s Separation from Service date; (b) the last day of the 24 month period following the date the Employee is first absent from employment on account of layoff or a leave of absence taken on account of the Employee’s pregnancy, the birth of Employee’s child, the placement of a child with the Employee in connection with adoption proceedings, or for purposes of caring for such child for the period immediately following such birth or placement; and (c) the date that an Employee fails to return from a family or medical leave under the Family and Medical Leave Act of 1993. The defined term “Service Cutoff Date” is used solely for purposes of determining vesting.

1.65	(Reserved)

1.66	"Spouse" means the person to whom an Employee is lawfully married.

1.67	"Surviving Spouse" means the Spouse of a Participant on the date of the Participant's death.

1.68	(Reserved)

1.69	“Trust” means the trust fund or funds which holds the assets of the Plan and are established by the Trust Agreement.

1.70	“Trust Agreement” means the trust agreement or agreements entered into between the Company and the Trustee to provide for holding the Plan assets.

1.71	“Trustee” means the individual(s) or corporation(s) appointed pursuant to the Trust Agreement. The Trustee may be changed from time to time, including by adoption of a new or amended Trust Agreement. The Trustee may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Trustee, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Trustee, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Trustee.

1.72	"Year of Eligibility Service" means the completion of at least 1,000 Hours of Service in either:

(a)	The 12-month period of employment with the Employer whether or not as an Eligible Employee, beginning on the date he or she first completes an Hour of Service upon hire (or rehire following a One Year Break in Service), or

(b)	Any Plan Year beginning after that date; provided, however, that if an Employee is absent from the service of the Employer because of service in the uniformed services of the United States and he or she returns to service with an employer within the PepsiCo Organization having applied to return while his or her reemployment rights were protected by law, the absence shall be included in his or her Eligibility Service.

1.73	“Year of Vesting Service” means a twelve consecutive month Period of Service. The defined term “Year of Vesting Service” is used only for purposes of applying Section 8.3 and determining vesting.

ARTICLE II

PARTICIPATION

2.1	Commencing Participation.

(a)	Entry Date. An Employee shall become a Participant as follows:

(i)	An Employee, other than a Part-Time Employee, may become a Participant as soon as administratively practicable following the latest of (A) the date such Employee performs one Hour of Service, (B) the date such Employee becomes an Eligible Employee, or (C) the Effective Date. However, such an Employee's participation in the Plan shall in no event commence later than three months after such latest date.

(b)	Eligible Employees Who Make Rollover Contributions. An Eligible Employee who makes a Rollover Contribution but who does not otherwise elect to participate in the Plan, shall be considered a Participant in the Plan.

(c)	Eligible Employee Status. A Participant is permitted to have Pre-tax Contributions made to the Plan on his or her behalf while (and only while) the Participant is employed as an Eligible Employee.

(d)	Resumption of Eligible Employee Status. If a Participant or an Eligible Employee who had met the applicable eligibility requirements under this Section 2.1 ceases to be an Eligible Employee (but without a One Year Break in Service) and again resumes Eligible Employee status, such Participant or Eligible Employee, as the case may be, may resume or commence having Pre-tax Contributions made on his or her behalf by contacting the Participant Response System following his or her return to Eligible Employee status. If any other person is re-employed as an Eligible Employee either (i) before a One Year Break in Service, or (ii) as a Full-Time Employee, he or she shall become a Participant in accordance with the provisions of this Section 2.1.

(e)	Termination of Participation. A Participant shall cease to be a Participant in the Plan upon the earliest of:

(i)	The payment to him or her of all vested benefits due to him or her under the Plan;

(ii)	His or her Separation from Service with no vested benefits under the Plan; or

(iii)	His or her death.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

3.1	Contribution Elections.

(a)	Each Participant who wishes to make a Contribution Election shall contact the Participant Response System and specify the percentage of Compensation to be reduced and contributed to the Plan as Pre-tax Contributions.

(b)	A Participant's Contribution Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant's Contribution Election; provided, however, that no Contribution Election shall be effective prior to the date the Employee becomes a Participant (or in the case of a Participant who ceases to be an Eligible Employee and then again becomes an Eligible Employee, the first date such Employee again becomes a Participant). While the Plan contemplates that each Participant who makes a Contribution Election shall ordinarily have a valid Investment Election in effect, the Plan will generally accept Contribution Elections before a Participant has submitted a valid Investment Election (unless otherwise prohibited by rules adopted by the Plan Administrator). A Participant may only make a Contribution Election with respect to Compensation that becomes currently available after the date of such Contribution Election (and before the date the Participant's Contributions Election is considered revoked). Contribution Elections shall be made in whole percentages of Compensation (or in such fractional portions of whole percentages as the Plan Administrator may specify from time to time). Subject to the foregoing, a Contribution Election shall be applied to: compensation paid to the Participant from time to time, but only to the extent composed of pay elements that can be considered Compensation with respect to those employed by the Participant's Employer.

(c)	A Participant may amend (to either increase or decrease the percentage of his or her annual Compensation reduced or contributed to the Plan) or revoke his or her Contribution Election on a prospective basis by contacting the Participant Response System. Changes in a Participant's Contribution Election shall be made in whole percentages of Compensation (unless the Plan Administrator allows otherwise) and shall be effective as soon as administratively practicable following the date the Plan receives the Participant's revised Contribution Election.

(d)	A Participant's Contribution Election shall automatically apply to any increases or decreases in the Participant's pay-period Compensation.

(e)	If a Participant with a Contribution Election in effect ceases to be an Eligible Employee, and then again becomes an Eligible Employee, a new Contribution Election shall be required unless the return to Eligible Employee status occurs before the earlier change in status is reflected in the system. If a Participant with a Contribution election in effect goes on unpaid leave and then again returns to eligible pay status, the Participant's Contribution Election shall be given effect following the return to pay status if the return occurs while such election is still maintained in the system.

3.2	Pre-tax Contributions.

(a)	Highly Compensated Employees. From time to time, the Plan Administrator will determine whether to cap the Pre-tax Contributions of Highly Compensated Employees other than as provided in the next sentence and in Articles XIII, XIV and XV. Subject to the limitations of Articles XIII, XIV and XV, each Participant who is both an Eligible Employee and a Highly Compensated Employee may elect to reduce his or her Compensation for a pay period, and have that amount contributed to the Plan by the Employer as Pre-tax Contributions.

(b)	General Limit. Subject to the limitations of (a) above, Articles XIII and XV, each other Participant who is an Eligible Employee may elect to reduce his or her Compensation for a pay period and have that amount contributed to the Plan by the Employer as a Pre-tax Contribution.

For purposes of (a) and (b) above, the Employee's Pre-tax Contributions for a Plan Year may not exceed the lesser of 10% of the Participant's Compensation or $8,000 or such other subsequent limitation provided by the PR Code.

3.3	After-tax Contributions. From and after the Effective Date, Participants shall not be permitted to make After-tax Contributions to the Plan.

3.4	Rollover Contributions.

An Eligible Employee who has met the applicable eligibility requirements under Section 2.1(a)(i) or (ii) may request that the Plan accept a Rollover Contribution by submitting a request through the Participant Response System for such purpose. The Plan Administrator may accept such Rollover Contribution provided that it determines, in its discretion, the contribution meets all of the requirements to qualify as a Rollover Contribution, and provided that the Eligible Employee submits such information as the Plan Administrator shall require from time to time. Rollover Contributions and any earnings and losses thereon shall be credited to a Rollover Contributions Account. The Plan Administrator, pursuant to written guidelines that it establishes, may choose in its discretion to accept Rollover Contributions that include outstanding loan balances, provided that this option is available to a classification of employees that meets the requirements of Treas. Reg. § 1.410(b)-4.

3.5	QNECs.

For each Plan Year, the Plan Administrator may, in its sole discretion, direct the Employer to contribute QNECs for the benefit of all Participants who were Eligible Employees during the year and are employed on the last day of the Plan Year, other than Highly Compensated Employees. All QNECs will be allocated to each such Participant on a level dollar basis. At the election of the Plan Administrator and in accordance with Section 14.6, QNECs may be treated as Pre-tax Contributions for the purposes of applying the actual deferral percentage test of Section 14.2.

3.6	Military Leave.

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code § 414(u).

3.7	Contributions Subject to Deductibility.

The Employer's obligation to make any contributions under this Plan is expressly conditioned on its ability to deduct such contributions under Code § 404 or PR Code Section 1023(n).

3.8	Allocation of Contributions.

(a)	Pre-tax Contributions shall be allocated to Participants' Pre-tax Contributions Account as soon as practicable after each pay day.

(b)	QNECs shall be allocated to Participants' QNECs Account no later than the last day prescribed by law for the filing of the Employer's federal income tax return (including extensions thereof) for the taxable year which includes the last day of the Plan Year.

(c)	Rollover Contributions shall be allocated to the Participant's Rollover Contributions Account as soon as practicable after the date such Rollover Contribution is made.

(d)	The Employer may pay its contribution for each Plan Year in one or more installments without interest.

(e)	Subject to the consent of the Trustee, the Employer may make its contribution in property other than cash, provided the contribution of property is not a non-exempt prohibited transaction under the Code or under ERISA.

3.9	Valuation; Earnings and Losses.

Participants' Accounts shall be valued, and earnings and losses allocated, daily except that loans, in-service withdrawals, distributions, and certain repayments shall not be valued until processed, and except that only days that are business days for the Plan's recordkeeper shall be considered.

3.10	Return of Contributions. Upon written demand by the Employer, the Trustee shall return any Pre-tax Contributions and QNECs contributed by the Employer to this Plan under the following circumstances:

(a)	If a contribution was made due to a mistake of fact, the contribution may be returned, adjusted for losses but not earnings, within one year after it was contributed.

(b)	If a contribution is determined not to be deductible under Section 404 of the Code or PR Code Section 1023(n), the portion of the contribution that was disallowed may be returned to the Employer, adjusted for losses but not earnings, within one year after the disallowance.

(c)	If Pre-tax Contributions are returned to the Employer in accordance with this Section 3.10, Participants' Contribution Elections with respect to such returned contributions shall be adjusted retroactively to the beginning of the period for which such contributions were made. The Pre-tax Contributions so returned shall be distributed in cash to those Participants for whom such contributions were made.

(d)	The Trustee may require the Employer to furnish whatever evidence the Trustee deems necessary to enable the Trustee to confirm that the amount the Employer has requested be returned is properly returnable.

ARTICLE IV

INVESTMENTS

4.1	Participant Investment Provisions.

(a)	Each Participant shall, in accordance with the procedures set forth in Section 4.2, have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant's Account among the Investment Funds.

(b)	In the event the Participant does not give the Trustee timely direction regarding the investment or reinvestment of the Participant's Account, the Trustee shall invest any new contributions made to the Participant's Account in accordance with the Participant's most recently submitted Investment Election; provided, however, that if it is not possible to continue to invest in accordance with the Participant's Investment Election (for example, because the Plan has ceased to offer the investment), the Participant's Account shall be invested in accordance with section 4.2(e). Rules set forth in Sections 4.2 and 4.4 govern investments for Rollover Contributions, amounts credited to an Account maintained on behalf of an alternate payee under a qualified domestic relations order, investment of loan repayments and restoration of forfeitures.

4.2	Investment Elections.

(a)	Investment Elections shall specify how the Participant's Account and new contributions should be invested in the available Investment Funds. An Eligible Employee's or Participant's initial Investment Election with respect to a Rollover Contribution shall separately specify how such Rollover Contributions should be invested in the available Investment Funds.

(b)	An Investment Election with respect to new contributions to the Plan shall be made in increments of 5%. An Investment Election to reallocate amounts already in a Participant's Account shall also be made in increments of 5%.

(c)	Participants may make or change their Investment Elections by contacting the Participant Response System. A Participant's change in Investment Election shall be effective with respect to new contributions only, unless the Participant also makes a new Investment Election with respect to amounts already in his or her Account.

(d)	A Participant's initial or changed Investment Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant's Investment Election.

(e)	Any amounts credited to an Account for which no Investment Election has been received (e.g., amounts credited to an Account maintained on behalf of an alternate payee under a qualified domestic relations order) shall be invested in the Security Plus Fund. In its discretion, the Plan Administrator may adopt rules intended to avoid amounts becoming subject to default investment in accordance with this subsection.

(f)	Each Participant is solely responsible for his or her selection of Investment Funds. Neither the Trustee, the Plan Administrator, the Company, the Employer or any of the officers or supervisors of the Employer or the Company are empowered or authorized to advise a Participant regarding the Participant's Investment Election. The fact that an Investment Fund is offered under the Plan shall not be construed as a recommendation that Participants invest in such Investment Fund.

4.3	Investment Funds.

(a)	In General. As of the Effective Date, the Plan Committee has selected the specific Investment Funds described in this section and other Investment Funds. From time to time after the Effective Date, in accordance with the investment policies and objectives established by the Plan Committee, the Plan Committee may add, cease offering or make changes in the operation and management of any Investment Fund at any time. Pending allocation to the Investment Funds, contributions to the Plan may be held uninvested or may, on an interim basis, be invested, in whole or in part, in cash or cash equivalents. Except as otherwise provided herein (or in rules adopted by the Plan Committee from time to time), dividends, interest, and other distributions received on the assets held by the Trustee in respect of any Investment Fund shall be reinvested in the respective Investment Fund.

(b)	The PepsiCo Capital Stock Fund. One of the investment options available to Participants is the PepsiCo Capital Stock Fund, a fund which is invested primarily in Capital Stock of PepsiCo, Inc. ("Company Stock").

(i)	A Participant's interest in the PepsiCo Capital Stock Fund will be denominated as "units." The value of a unit will fluctuate in response to various factors, including the price of and dividends paid on Company Stock, earnings and losses on other investments in the Fund and Fund expenses.

(ii)	Shares of Company Stock held in the Fund and dividends and other distributions on Company Stock are not specifically allocated to Participant Accounts. Each Participant's interest in the Fund will be based on the proportion of his investment in the Fund to the total investment in the Fund of all Participants.

(iii)	All dividends on shares of Company Stock in the Fund are paid to the Fund. Dividends on these shares are added to the Fund without the purchase of additional units in the Fund. The Trustee shall use the dividend income to purchase additional shares of Company Stock for the Fund or to meet the cash demands of the Fund. Any Company Stock received by the Trustee as a stock split or dividend, or as a result of a reorganization or other recapitalization, will be added to the assets of the Fund. Any other property (other than shares of Company Stock) received by the Trustee may be sold by the Trustee and the proceeds added to the Fund. Any rights to subscribe to additional shares of Company Stock shall be sold by the Trustee and the proceeds credited to the Fund.

(iv)	Participants who have invested in the Fund may direct the Trustee how to vote (or tender, if applicable) Company Stock. The Trustee will determine each Participant's proportional share of the Company Stock in the Fund (based on the number of units allocated to the Participant's Accounts) and solicit the Participant's instructions. The Trustee shall vote (and/or tender) this stock according to the Participant's directions. The Trustee shall not vote stock in the Fund for which it does not receive directions.

(v)	Shares of Company Stock will be purchased or sold for the Fund in the open market or in privately negotiated transactions. The Trustee, or its designated agent, may limit the daily volume of purchases and sales to the extent it believes it will be in the interest of Participants to do so.

(c)	BrokerageLink. This investment option is provided through Fidelity Brokerage Services and the agents it uses as securities brokers to execute Participants' trades. This option permits certain Participants and Beneficiaries to invest all or a portion of their interest in the Plan in additional choices for self-directed investment.

(i)	The Plan Administrator shall publish written rules and procedures for the election of these additional choices by Participants and Beneficiaries, and may revise such rules and procedures at any time. These rules shall specify categories of investments and types of trade practices that are permitted and those that are prohibited.

(ii)	Each Participant who participates in the Brokerage Option shall have his interest in the Plan reduced by any brokerage commissions and fees (including fees charged on account of one or more investments in a mutual fund) payable on their individual transactions and shall also have his interest in the Plan reduced by an access fee for each calendar quarter (or part thereof) that the Participant participates in BrokerageLink. Such access fee will be taken from the Participant's Account in accordance with rules of the Plan Administrator. To the extent necessary, the Plan Administrator, and its agent, are authorized to sell securities or other assets held within a Participant's Account for the purpose of paying the commissions and fees described in this subsection.

(iii)	Investment in BrokerageLink is subject to the following restrictions:

(A)	To commence investing under BrokerageLink, a Participant must have at least $1,000 in his Participant Account, and his initial transfer election into BrokerageLink must be at least $1,000. Subsequent transfers of prior savings to and transfers from BrokerageLink must be at least $250, unless such transfer is to close the Participant's BrokerageLink account.

(B)	No amounts invested in the Security Plus Fund may be directly transferred to BrokerageLink, nor may they be indirectly transferred to BrokerageLink, i.e., by first transferring the amounts to some intervening Investment Fund (or Funds) under the Plan, unless such amounts remain so invested for at least 90 days.

(C)	Except as provided in the last sentence of this subparagraph (C), no security or investment held by a Participant's Account within BrokerageLink may be transferred or distributed directly to the Participant. The Participant must initially sell the security or investment. The Trustee will place all proceeds of BrokerageLink sales in a short-term investment fund, designed to generate a money market rate of return, within BrokerageLink. The proceeds will remain in such account until the Participant submits an Investment Election redirecting the proceeds to an available Investment Fund. In-kind distributions are permitted in the event of a complete distribution of a Participant's interest pursuant to Article VIII under procedures established by Fidelity Brokerage Services and the Plan's current recordkeeper.

(d)	Maintaining Liquidity. For the purpose of providing liquidity in certain Investment Funds, the Trustee may invest a portion of each such Fund in cash or short-term securities. If the liquid assets held by these Funds is insufficient to satisfy the immediate demand for liquidity under the Plan, the Trustee, in consultation with the Plan Committee, may temporarily limit or suspend transfers of any type (including withdrawals and distributions) to or from any affected Investment Fund. In any such case, the Plan Administrator shall temporarily change the Plan's Valuation Date or, in its discretion, the Valuation Date for a specific Fund. During this period, contributions to any affected Fund may be redirected to the Security Plus Fund (or if that is unavailable, another Fund chosen by the Trustee).

4.4	Investment of Loan Repayments.

Any loan repayments shall be invested in the Investment Funds that have been selected by the Participant for new contributions as in effect on the date such repayments are received. If because of special circumstances investment cannot be carried out in accordance with the preceding sentence, Section 4.2(e) shall govern.

ARTICLE V

VESTING

5.1	Pre-tax Contributions, After-tax Contributions, and Rollover Contributions.

A Participant shall be at all times 100% vested in amounts credited to his or her Pre-tax Contributions Account, Rollover Contributions Account and QNECs Account.

ARTICLE VI

IN-SERVICE WITHDRAWALS

6.1	Withdrawals. Withdrawals are only permitted under the circumstances described below.

6.2	Withdrawal of Rollover Contributions. A Participant who is an Employee, may withdraw all or a portion of the amounts which have been credited to his or her Rollover Contributions Account.

6.3	(Reserved).

6.4	Withdrawals of Pre-tax Contributions and QNECs.

Except as provided in Sections 6.5 and 6.6, a Participant who is an Employee shall not be entitled to withdraw any Pre-tax Contributions or QNECs from the Plan.

6.5	Withdrawals After Attaining Age 59 1/2.

If a Participant attains age 59 1/2 while he or she is an Employee, such Participant may elect to withdraw all or a portion of the Participant's Pre-tax Contributions Account and QNECs Account.

6.6	Hardship Withdrawals.

(a)	A Participant who has withdrawn the total amount available for withdrawal under Sections 6.1 through 6.5 may receive a hardship withdrawal of all or a portion of his or her (i) Pre-tax Contributions Account provided the Participant furnishes proof, satisfactory to the Plan Administrator, that the withdrawal is necessary to alleviate an immediate and heavy financial need (as determined in accordance with Section 6.6(b) below) and that the amount of the withdrawal does not exceed the amount necessary to satisfy such financial need (as determined in accordance with Section 6.6(c) below). The determination by the Plan Administrator of the existence of an immediate and heavy financial need and of the amount necessary to meet such need shall be made in a nondiscriminatory and uniform manner. The Plan Administrator shall not allow a hardship withdrawal to be made to a Participant unless the requirements of this Section 6.6 are satisfied.

(b)	Subject to Section 6.6(c), a Participant shall be deemed to have an immediate and heavy financial need if the Participant needs the hardship withdrawal for one of the following reasons:

(i)	Medical expenses described in Code § 213(d) or PR Code Section 1023(aa)(2)(P) which are incurred by the Participant, the Participant's Spouse or dependents (as defined in Code § 152 or PR Code Section 1025(p)), or necessary for such persons to obtain medical care described in Code § 213(d) or PR Code Section 1023(aa)(2)(P);

(ii)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(iii)	Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or for the Participant's Spouse or dependents (as defined in Code § 152);

(iv)	Payments necessary to prevent the eviction of the Participant from his or her principal residence or to prevent foreclosure on the mortgage of the Participant's principal residence;

(v)	Any need prescribed by the Internal Revenue Service in a revenue ruling, notice or other document of general applicability which is acceptable to the Puerto Rico Treasury and satisfies the safe harbor definition of hardship; or

(vi)	Any need determined by the Plan Administrator to constitute the type of need which would authorize a hardship distribution under Code § 401(k) or PR Code Section 1165(e) and applicable regulations.

The determination of whether a Participant has met the requirements for a hardship withdrawal shall be made on the basis of all the relevant facts and circumstances. Notwithstanding the foregoing, a financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant.

(c)	In making its determination that a hardship withdrawal is necessary to satisfy an immediate and heavy financial need, the Plan Administrator may, unless it has actual knowledge to the contrary, rely on a written statement by the Participant that the need cannot be reasonably relieved: (i) through the reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, (iii) by cessation of deferrals or contributions to the Plan, or (iv) by other distribution or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer (or by borrowing from commercial sources on reasonable commercial terms) in an amount sufficient to satisfy the need. For purposes of this Section, taking any of the foregoing actions shall not be deemed to reasonably relieve a need if the effect of taking any such action would be to increase the amount of the need.

(d)	A Participant who received a hardship withdrawal shall not be permitted to have Pre-tax Contributions made on his or her behalf for a period of 12 months following the date of the distribution of the hardship withdrawal.

6.7	In-Service Withdrawal Procedures and Restrictions.

(a)	Participants shall request an in-service withdrawal from the Plan by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator.

(b)	In-service withdrawals shall be distributed as soon as administratively practicable following the date the Plan Administrator: (i) receives a request for an in-service withdrawal referred to in subsection (a) above (which meets the Plan Administrator's guidelines regarding form and content), and (ii) determines the applicable requirements for the withdrawal are met.

(c)	In-service withdrawals shall be taken on a pro rata basis from the Investment Funds in which the affected subaccounts are invested. All withdrawals shall be paid in a single lump sum. All withdrawals shall be paid in cash except for withdrawals described in Section 6.5 (relating to withdrawals after attaining age 59 1/2, which may be paid in-kind in accordance with the procedures specified in Section 8.6.

(d)	The minimum amount or value of an in-service withdrawal is $100 or, if less, the total amount or value available for withdrawal.

(e)	A Participant shall be limited to two in-service withdrawals, per calendar year, under each of the following sections: Section 6.1, Section 6.2, and Section 6.5. No numerical, per-year limit applies to hardship withdrawals.

ARTICLE VII

LOANS

7.1	General Rule.

A Participant who is an Employee of the Company may borrow a portion of his or her vested Account by submitting an application to the Plan Administrator. A Participant is not permitted to have more than one loan from the Plan outstanding at any time. Loans shall be made available to all eligible Participants on a reasonably equivalent basis and shall not be made available to Highly Compensated Employees, officers or shareholders in an amount greater than is made available to other Participants. Each loan shall be evidenced by a written promissory note signed by the Borrower. A Participant may initiate the loan process by contacting the Participant Response System.

7.2	Amount of Loan.

A loan may be made in an amount (not less than $1,000) which, when added to the outstanding balance of all prior loans (including interest) to the Borrower under the Plan, does not exceed the lesser of (i) $50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date such loan was made, over (B) the outstanding balance of loans from the Plan on the date on which such loan was made; or (ii) one-half of the present value of the Borrower's non-forfeitable accrued benefit under the Plan. For purposes of applying the limitation in (i) above, the Plan and all other "qualified employer plans" (as defined in Code § 72(p)(4)) maintained by an employer within the PepsiCo Organization shall be treated as a single plan.

7.3	Interest Rate and Security.

(a)	Loans shall be made at the prime rate plus one percentage point, or such other interest rate as may later be designated by the Plan Administrator for subsequent loans. The prime rate shall be determined as of the last business day of the month before such loan is made, as announced in the Wall Street Journal (or to the extent the Wall Street Journal ceases to be published, such other newspaper as is selected by the Plan Administrator).

(b)	Loans shall be secured by the vested portion of the Borrower's Account. Immediately after the origination of each loan no more than 50% of the Participant's vested Account may be used as security for the loan.

7.4	Source of Loans.

(a)	Amounts borrowed shall be distributed from the Borrower's subaccounts, in the following order of priority: (i) Rollover Contributions Account; (ii) Pre-tax Contributions Account and (iii) QNECs Account.

(b)	Loans shall be taken from the Investment Funds in which the Borrower's subaccounts are invested on a pro rata basis.

7.5	Repayment and Term.

(a)	Loans shall be amortized in substantially level payments, made not less frequently than quarterly, for a period of not less than twelve months and not more than five years; provided, however, that loan repayments will be suspended under the Plan as permitted under Code § 414(u)(4).

(b)	Loans shall be repaid by means of payroll deduction from the Borrower's Compensation; provided, however, that if at any time a Participant is not receiving Compensation from the Employer, the loan repayment shall be made in accordance with the terms and procedures established by the Plan Administrator and applied on a uniform, nondiscriminatory basis. A Participant may repay an outstanding loan in full at any time without penalty.

(c)	Amounts repaid shall be returned to the subaccount from which they are borrowed in the reverse order from the order in which they were borrowed and shall be reinvested as provided in Section 4.4.

7.6	Default.

If a Borrower defaults on a loan, the amount of the loan (plus any accrued interest) shall be deemed distributed, and the value of Borrower's Account reduced accordingly as of the date of default; provided, however, that if the amount borrowed was from the Participant's Pre-tax Contributions Account or QNECs Account, such deemed distribution shall not occur until the earlier of the date the Participant Separates from Service or attains age 59 1/2. A loan shall be deemed to be in default according to written procedures issued by the Plan Administrator, which shall be deemed to be a part of the Plan for purposes of the loan regulations issued by the Department of Labor.

7.7	Additional Rules.

The Plan Administrator may establish rules and procedures regarding loans to Participants which may be more restrictive than the rules and procedures set forth in this Article VII. Any such rules and procedures must be in writing and be applied on a uniform, nondiscriminatory basis. In addition, they shall be deemed to be a part of the Plan for purposes of the loan regulations issued by the Department of Labor.

ARTICLE VIII

DISTRIBUTIONS

8.1	Eligibility for Distribution Upon Separation From Service.

A Participant who Separates from Service shall be entitled to receive a lump sum distribution of the vested portion of his or her Account. Subject to the cashout rules in Section 8.8, the Participant may elect to defer receipt of the lump sum distribution until the April 1st following the calendar year he or she attains age 70 1/2.

8.2	Distributions Upon Retirement or Disability.

A Participant who incurs a Disability or has attained his or her Retirement shall be entitled to receive a distribution of 100% of his or her Account. Subject to the cashout rules in Section 8.8:

(a)	Such Participant may elect to receive his or her Account in a lump sum or in variable annual, quarterly or monthly installments over a period ranging from 1 year to 10 years in whole years ("periodic installments"); and

(b)	The Participant may elect to defer commencement of periodic installments until the April 1st following the calendar year he or she attains age 70 1/2.

If such Participant elects to receive a distribution in periodic installments, the Participant shall designate the period (annual, quarterly or monthly), and the amount distributed each period shall be an amount determined by multiplying the value of the Participant's Account by a fraction, the numerator of which is one and the denominator of which is the total number of periodic payments yet unpaid (but such distribution shall not be less than is required to be distributed under Code § 401(a)(9)). A Participant who elects to receive periodic installments or to defer commencement of a distribution may revoke such election at any time and in lieu thereof elect to receive a current lump sum distribution of the balance of his or her Account.

8.3	(Reserved)

8.4	Distribution Upon Death.

(a)	Except as otherwise provided in Section 8.4(b), if a Participant dies prior to the time distribution of his or her Account has commenced, 100% of the Participant's Account shall be paid to his or her Beneficiary in one lump sum following notice to the Plan Administrator of the Participant's death.

(b)	If at the time of a Participant's death, the Participant was an Employee, then subject to the cashout rules in Section 8.8 and the provisions of Code section 401(a)(9), the Participant's Beneficiary may elect within 30 days of when the Plan notifies the Beneficiary that he or she is recognized as a Beneficiary (or such later time as the Plan Administrator shall prescribe) to either defer receipt of a lump sum distribution until the fifth anniversary of the Participant's death or to receive a distribution in the form of variable periodic payments determined in the same manner as described in Section 8.2. If the Beneficiary is the Participant's Surviving Spouse, then the Beneficiary may also elect (within the period of time described in the sentence above) to defer receipt of a lump sum distribution or the commencement of periodic installment payments until the April 1st following the date the Participant would have attained age 70 1/2. However, a Beneficiary may not elect to receive periodic payments over a period that is longer than the Beneficiary's life expectancy. A Beneficiary who elects to receive periodic installments or to defer the receipt of a distribution may revoke such election at any time and in lieu thereof elect to receive a lump sum distribution of the balance of his or her Account.

(c)	If a Participant dies after distribution of his or her Account has commenced, the remaining portion of such Participant's Account shall be distributed to the Participant's Beneficiary no less rapidly than under the form of distribution elected by the Participant; provided, that the Beneficiary may, by submitting a request to the Plan Administrator through the Participant Response System, elect to receive all or a portion of the distribution or the remainder thereof in a lump sum.

(d)	The Plan Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of a deceased Participant’s Account as the Plan Administrator may deem proper and its determination of death and of the right of that Beneficiary or other person to receive payment shall be conclusive.

8.5	Commencement of Payments.

(a)	General Time of Commencement. Subject to the remaining provisions of this section, following a Participant's Separation from Service, the distribution of the Participant's Account shall commence as soon as practicable after the earlier of:

(i)	The receipt of a distribution request from the Participant (or his or her Beneficiary, in the case of a distribution at death) that meets all the requirements applied by the Plan Administrator (including any requirement for Participant consent applicable under subsection (b)); or

(ii)	In the case of a distribution that is made pursuant to the cashout rules of Section 8.8, as soon as practicable following the quarterly review date applicable under Section 8.8.

Participants may request a distribution by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator. If a Participant has a Separation from Service and again becomes an Employee prior to the date the distribution is deemed to be processed by the Plan's current recordkeeper, the Participant shall not receive a distribution.

(b)	Participant Consent.

(i)	Participant consent is a pre-condition for commencing distributions unless the distribution is made: (A) pursuant to the cashout rules of Section 8.8, (B) in connection with a Participant's death, or (C) pursuant to the Code section 401(a)(9) requirements of subsection (d) below

(ii)	Except as provided in paragraph (iii) below, a Participant's consent to receive a distribution shall not be valid unless the Participant gives consent: (A) after the Participant has received the notice required under Reg. § 1.411(a)-11(c), and (B) within a reasonable time before the effective date of the commencement of the distribution as prescribed by said regulations. Participant's consent shall be in writing or, if authorized by the Plan Administrator, provided through an electronic medium that meets the requirements of Reg. § 1.411(a)-11(f).

(iii)	Once a Beneficiary has made an appropriate distribution request through the Participant Response System and the Plan Administrator has received notice of the Participant's death (if applicable), such distribution may commence less than 30 days after the notice required under Reg. § 1.411(a)-11(c) is given, provided that: (A) the Plan Administrator clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (B) the Participant, after receiving the notice, affirmatively elects a distribution.

(c)	Code Section 401(a)(14) Provisions: In the case of a Participant who has made an appropriate distribution request through the Participant Response System, distribution of the Participant's interest in the Plan shall not commence later than the 60th day after the close of the latest of the following:

(i)	the Plan Year in which the Participant attains age 65,

(ii)	the Plan Year in which occurs the tenth anniversary of the date his participation commenced,

(iii)	the Plan Year in which occurs the Participant's Separation from Service, or

(iv)	the Plan Year containing the date to which the Participant has elected (through the Participant Response System) to defer commencement of his Plan distribution.

(d)	Code Section 401(a)(9) Provisions. Notwithstanding anything in the Plan to the contrary, the distribution of a Participant's benefits hereunder shall comply with Code section 401(a)(9) and any regulations that are effective thereunder. In addition, the provisions of this subsection and any other provisions of the Plan that reflect Code section 401(a)(9) override any other distribution provisions in the Plan that are inconsistent with Code section 401(a)(9).

(i)	A Participant who is a Five-percent Owner must begin receiving distributions from his or her Account no later than the April 1st following the calendar year in which the Participant attains age 70 1/2. If a Participant who has attained age 70 1/2 elects to commence receipt of his or her Account in periodic installments, the Plan Administrator shall direct the Trustee to distribute to the Participant the greater of: (i) the amount determined using the methodology set forth in Section 8.2, or (ii) the amount required to be distributed under Code § 401(a)(9).

8.6	Form of Payment.

Distributions shall be in one lump sum payment, except as otherwise provided in this Article VIII. Further, all distributions shall be in cash, except as provided in subsections (a) and (b) below with respect to a "qualified Participant," i.e., a Participant receiving a withdrawal under Section 6.5 (relating to withdrawals after attaining age 59 1/2 or a lump sum distribution under this Article VIII (other than a distribution subject to the cashout rules of Section 8.8).

(a)	A qualified Participant may elect to receive his entire interest in the PepsiCo Capital Stock Fund in whole shares of PepsiCo Capital Stock (but with cash paid for any fractional shares, uninvested cash or amounts invested for liquidity purposes).

(b)	A qualified Participant may elect to receive his entire interest in the BrokerageLink in the form of those investments maintained for him or her under the BrokerageLink at the time payment of the Participant's distribution is processed (but such a distribution shall be subject to procedures established by the recordkeeper).

A qualified Participant may make an election under subsection (a) or (b), or under both subsections (a) and (b). To be effective, any election under this section shall be made in the manner and form specified by the Plan Administrator from time to time.

8.7	Amount of Distribution.

The amount of any distribution to be made based on the value of a Participant's Account, or a portion thereof, shall be determined with reference to the value of such Account (or portion thereof) when the payment of the distribution is processed.

8.8	Cashout Distributions. If the vested portion of the Account of a Participant who has had a Separation from Service:

(a)	Does not exceed $5,000 on the date payment of the distribution is processed, and

(b)	Did not exceed $5,000 upon the prior commencement to the Participant of any installment distributions that are still being paid (as of the date payment of the current distribution is processed), the Participant's Account shall be distributed in a lump sum to the Participant (or, if the Participant's Separation from Service occurred on account of the Participant's death, to the Participant's Beneficiary). The Plan recordkeeper shall review the Account balances of Participants on a quarterly basis to make this determination.

8.9	Direct Rollovers.

A Participant (or an alternate payee or a Beneficiary that is the Participant's Surviving Spouse) may elect to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan by submitting a request through the Participant Response System.

8.10	Qualified Domestic Relations Orders.

The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order in accordance with the requirements of Code § 414(p) and ERISA § 206(d). An alternate payee under a qualified domestic relations order may receive a distribution from this Plan prior to the date the Participant to whom the order relates attains the earliest retirement age under the Plan, even if this precedes the Participant's separation from service. An alternate payee will be eligible for periodic installments under Sections 8.2 and 8.3 if the Participant would be eligible for such installments by separating from service and receiving a payout on the proposed distribution date selected by the alternate payee. For purposes of Code § 401(a)(9), an alternate payee's separate interest in the plan shall be distributed beginning not later than the Participant's required beginning date and shall be paid out based on the life expectancy of the alternate payee.

8.11	Beneficiary Designation.

(a)	A Participant may from time to time designate a Beneficiary to receive the value of his or her Account following the Participant's death by properly completing a Beneficiary Designation Form and filing it with the Plan Administrator. Notwithstanding the preceding sentence, if a Participant dies leaving a Surviving Spouse before the complete distribution of his or her Account, the Participant's Beneficiary shall be the Participant's Surviving Spouse, unless such Surviving Spouse has consented to the designation of another Beneficiary (in a writing that acknowledges the effect of such consent and that is: (A) witnessed by a notary public, (B) as otherwise provided by applicable law and permitted by the Plan Administrator) provided, the Spouse's consent shall not be required if:

(i)	The Plan Administrator is unable to locate the Participant's Spouse;

(ii)	The Participant is legally separated or the spouse has abandoned the Participant and the Participant has a court order to that effect; or

(iii)	Other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement.

If the Participant's Spouse is legally incompetent to give consent, the Spouse's legal guardian may give consent (even if the Participant is the legal guardian). Consent by a Spouse, or establishment that a Spouse's consent cannot be obtained, shall only be effective with respect to such individual Spouse.

(b)	If a Participant does not have a Beneficiary or if the Beneficiary predeceases the Participant, then the Plan Administrator shall direct the Trustee to pay the Participant's Account to the Participant's estate

.
(c)	If the Beneficiary survives the Participant, but dies prior to the complete distribution of the Participant's Account, the Plan Administrator shall direct the Trustee to pay the amounts remaining in the Participant's Account to the Beneficiary's estate (unless the Plan Administrator establishes written rules that allow a Beneficiary to name another Beneficiary, in which case amounts remaining in the Participant's Account shall be paid to such Beneficiary if so designated through a Beneficiary Designation Form).

(d)	If the Plan Administrator, after reasonable inquiry, is unable within one year to determine whether or not any designated Beneficiary survived the event that entitled him or her to receive a distribution of any benefit under the Plan, the Plan Administrator shall conclusively presume that such Beneficiary died prior to the date he or she was entitled to a distribution.

(e)	If the Participant designates more than one Beneficiary (whether such individuals are primary Beneficiaries or contingent Beneficiaries), the following rules shall apply regarding distributions:

(i)	If the Participant has designated one or more primary Beneficiaries and one or more contingent Beneficiaries, no contingent Beneficiary shall be entitled to any portion of a distribution if the Participant is survived by any person designated as a primary Beneficiary.

(ii)	If the Participant has designated two primary Beneficiaries and only one of the primary Beneficiaries survives the Participant, the surviving primary Beneficiary shall be entitled to 100% of the Participant's Account upon the death of the Participant, regardless of whether any contingent Beneficiaries have been designated.

(iii)	If the Participant designates three or more primary Beneficiaries, and any of the primary Beneficiaries predecease the Participant, then upon the death of the Participant:

(A)	in the case where the Beneficiary Designation Form used to designate the Beneficiaries states that the surviving primary Beneficiaries shall share equally in the portion of the Account that would have been allocated to the deceased primary Beneficiary, then the Beneficiary Designation Form shall govern, and

(B)	in all other cases, the deceased primary Beneficiary's share of the Participant's Account shall be allocated to the surviving primary Beneficiaries in a pro rata fashion based upon the allocations made to the surviving primary Beneficiaries. For example, if primary Beneficiaries A, B, and C have been allocated 60%, 20%, and 20% of the Participant's Account, respectively, and C predeceases the Participant, then A and B shall be entitled to 75% and 25% of the Account, respectively.

If all primary Beneficiaries predecease the Participant and contingent Beneficiaries have been designated, then the rules in paragraphs (ii) and (iii) above shall apply with respect to allocating the Participant's Account among the contingent Beneficiaries.

If a conflict exists as to who is entitled to the distribution, the Plan Administrator may request an opinion from legal counsel on the subject matter.

8.12	Incompetent or Lost Distributee.

(a)	If the Plan Administrator determines that a Participant or Beneficiary entitled to a distribution hereunder is unable to care for his or her affairs because of illness or accident or because he or she is a minor, then, unless a claim is made for the benefit by a duly appointed legal representative, the Plan Administrator, upon advice of legal counsel, may direct that such distribution be paid to such distributee's spouse, child, parent or other blood relative, or to a person with whom such distributee resides. Any such payment, when made, shall be a complete discharge of the liabilities of the Plan therefore.

(b)	In the event that the Plan Administrator, after reasonable and diligent effort, cannot locate any person to whom a payment or distribution is due under the Plan, and no other distributee has become entitled to such distribution pursuant to any provision of the Plan, the Participant's Account in respect of which such payment or distribution is to be made shall be forfeited six months after the date in which such payment or distribution first becomes due or such later date as the Plan Administrator prescribes (but in all events prior to the time such Account would otherwise escheat under any applicable State law); provided, however , that any Account so forfeited shall be reinstated, in accordance with subsection (e) of this Section, if such person subsequently makes a valid claim for such benefit.

(c)	The Plan Administrator shall be deemed to have made a reasonable and diligent effort to locate a person if it has sent notification describing the relative values of the optional forms of benefit available under the Plan (including any right to defer such distribution) and the risk of forfeiture of such benefit by certified or registered mail to the last known address of such person.

(d)	If a Participant or Beneficiary whose Account is forfeited pursuant to subsection (b) of this Section makes a valid claim for benefits, the Plan Administrator shall restore the Participant's Account to the same dollar amount as the dollar amount forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. Such amounts shall be restored from the amount of forfeitures that the Employer would have otherwise allocated to Participants. To the extent the amount of available forfeitures is insufficient to enable the Plan Administrator to make the required restoration, the Employer must contribute, without regard to any requirement or condition of Articles XIII through XVI the additional amount necessary to enable the Plan Administrator to make the required restoration.

(e)	Accounts restored under this Section 8.12 shall be distributed no later than 60 days after the close of the Plan Year in which the Account is restored.

ARTICLE IX

INVESTMENT OF THE TRUST

9.1	Trust Agreement.

(a)	The assets of the Plan shall be held in the Trust by one or more Trustees selected by the Company and pursuant to the terms of a Trust Agreement. The Trust Agreement shall provide that:

(b)	Subject to Participants' Investment Elections and the terms of the Plan, the assets of the Trust shall be invested and reinvested in such investments as either the Trustee or investment managers appointed by the Plan Committee deem advisable from time to time;

(c)	The Plan Committee has concurrent authority, exercisable at its sole discretion, to direct the Trustee as to the sale or purchase of particular assets.

9.2	Appointment of Investment Managers.

The Plan Committee shall have authority to appoint investment managers to manage all or a portion of the Trust. Any investment manager appointed by the Plan Committee shall be:

(i)	An investment adviser under the Investment Advisers Act of 1940;

(ii)	A bank as defined in the Investment Advisors Act of 1940; or

(iii)	An insurance company qualified to perform investment management services under the laws of more than one State, and must acknowledge in writing that it is a fiduciary with respect to the Plan.

9.3	Investment Manager Powers.

Subject to the Investment Elections made by Participants and to the terms of the Plan and the investment management agreement, an investment manager shall have the power to invest and reinvest the Trust assets (including the authority to acquire and dispose of Plan assets) for which it has been given discretionary authority, as it deems advisable.

9.4	Power to Direct Investments.

The Company retains no authority or responsibility over the management, acquisition or disposition of Plan assets except with respect to the Company's power to select, retain and replace Trustees, investment managers and the Plan Committee.

9.5	Exclusive Benefit Rule.

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the assets held under the Plan, or any right in, or to, any part of the assets held under the Plan, except to the extent expressly provided by the Plan.

ARTICLE X

PLAN ADMINISTRATION

10.1	Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration.

The Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan or the Trust Agreement. The Plan Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in this Plan and the Trust Agreement, except where an agent is appointed to perform administrative duties as specifically agreed to by the Plan Administrator and the agent. Subject to Article IX, the Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust as specifically provided in the Trust Agreement, except where an investment manager has been appointed or as provided otherwise in the Trust Agreement. Each Fiduciary warrants that any direction given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any direction, information or action of another Fiduciary as being proper under this Plan or the Trust, and is not required under this Plan or the Trust Agreement to inquire into the propriety of any direction, information or action. It is intended under this Plan and the Trust Agreement that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust in any manner against investment loss or depreciation in asset value.

10.2	Administration.

The Plan shall be administered by the Plan Administrator which may appoint or employ individuals to assist in the administration of the Plan and which may appoint or employ any other agents it deems advisable, including legal counsel, actuaries and auditors to serve at the Plan Administrator's direction. All usual and reasonable expenses of maintaining, operating and administering the Plan and the Trust, including the expenses of the Plan Administrator and the Trustee (and their agents), shall be paid from the Trust (whether directly or by reimbursement to the Company), except to the extent the Company or the Employer pays such expenses.

10.3	Claims Procedure.

The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other claimant) is entitled to them. The Plan Administrator's discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by a Participant or beneficiary is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant a comprehensible written notice setting forth:

(a)	The specific reason or reasons for such denial;

(b)	Specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(d)	A description of the Plan's claim review procedure. The claim review procedure is available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the claimant of written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Plan Administrator, or the designated party. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days, and shall be in writing and drafted in a manner calculated to be understood by the claimant, and include specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

If circumstances warrant, the Plan Administrator shall provide the claimant a written notice, prior to the end of the 90-day period for processing the claim, extending such period by up to an additional 90 days and indicating the circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision. If the Plan Administrator fails to provide a comprehensible written notice stating that the claim is wholly or partially denied and setting forth the information described in (a) through (d) above within the 90-day processing period and if no extension of such 90-day period is made, the claim shall be deemed denied. Once the claim is deemed denied, the Participant shall be entitled to the claims review procedure described in subsection (d) above. Such review procedure shall be available upon written request by the claimant to the Plan Administrator within 60 days after the claim is deemed denied. Any claim referenced in this Section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator. In addition, any such review shall be conditioned on the claimants having fully exhausted all rights under this Section.

10.4	Records and Reports.

The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants' service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

10.5	Other Administrative Powers and Duties. The Plan Administrator shall have such powers and duties as may be necessary or desirable to discharge its functions hereunder, including:

(a)	To exercise its discretionary authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

(c)	To prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(d)	To receive from employees and agents and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust from the Trustee;

(f)	To appoint or employ individuals or other parties to assist in the administration of the Plan and any other agents it deems advisable, including accountants, actuaries and legal counsel (which may be legal counsel for the Company); and

(g)	To delegate to other persons or entities, or to designate or employ persons to carry out any of the Plan Administrator's fiduciary duties or responsibilities or other functions under the Plan.

10.6	Rules and Decisions.

The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. To the extent practicable and as of any time, all rules and decisions of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or beneficiary, the legal counsel of the Plan Administrator, or the Trustee.

10.7	Procedures.

The Plan Administrator shall keep all necessary records and forward all necessary communications to the Trustee. The Plan Administrator may adopt such regulations as it deems desirable for the administration of the Plan.

10.8	Authorization of Benefit Distributions.

The Plan Administrator shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust pursuant to the provisions of the Plan, and shall warrant that all such directions are in accordance with this Plan.

10.9	Application and Forms for Distributions.

The Plan Administrator may require a Participant to complete and file with the Plan Administrator an application for a distribution and all other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator may rely upon all such information so furnished it, including the Participant's current mailing address, age and marital status.

10.10	Facility of Payment.

Whenever, in the Plan Administrator's opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Trustee to make payments to such person or to the legal representative of such person for his benefit, or the Plan Administrator may direct the Trustee to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

ARTICLE XI

AMENDMENT AND TERMINATION

11.1	Amendment of the Plan.

The Company shall have the right in its discretion at any time by instrument in writing, duly executed, to modify, alter or amend this Plan in whole or in part. However, except as permissible under the PR Code, the Code and ERISA, no amendment shall:

(a)	Reduce the amounts in any Participant's Account because of forfeiture or reduce the vested right or interest to which any Participant or Beneficiary is then entitled under this Plan;

(b)	Eliminate an optional form of benefit with respect to a Participant's Account as of the date of the amendment;

(c)	Cause or authorize any part of the Trust Fund to revert or be refunded to the Employer, or

(d)	Cause any assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and their Beneficiaries (other than such part as is required to pay taxes and expenses of administration).

To the extent permitted under the PR Code, its regulations or the Code, the Company shall have the right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to qualify it under existing and applicable laws and regulations in order to make available to the Employers the tax benefits associated with qualified plans, including the full deduction for tax purposes of the Employer contributions made hereunder. A participating Employer shall not have the right to amend the Plan. Notwithstanding any provision herein to the contrary, the Company may by such amendment decrease or otherwise affect the rights of Participants hereunder if, and to the extent, necessary to accomplish such purpose.

11.2	Right to Terminate the Plan or Discontinue Contributions.

The Company reserves the right to terminate the Plan or completely discontinue contributions under the Plan for any reason, at any time. Action taken by the Company to terminate the Plan or discontinue contributions shall be in writing and shall be effective as of the date set forth in such writing.

11.3	Effect of Termination or Discontinuance of Contributions.

As of the date of a complete termination of the Plan or the complete discontinuance of contributions to the Plan, each Participant who is then an Employee shall become 100% vested in his or her Account. Upon termination, all Accounts shall be distributed to or for the benefit of the Participant or continued in trust for his or her benefit, as the Plan Administrator shall direct. After distribution of all Accounts under the Plan, any amounts remaining in the suspense account established under Section 15.2(b) shall revert to the Employer, as permitted by the Code.

11.4	Effect of a Partial Termination.

As of the date of a partial termination, each affected Participant who is then an Employee shall become 100% vested in his or her Account and the Accounts of Participants affected by the partial termination shall be distributed to or for the benefit of such Participants or continued in trust for their benefit, as the Plan Administrator shall direct.

11.5	Plan Merger.

The Company may not merge or consolidate the Plan with, or transfer any assets or liabilities to, any other plan, unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

11.6	Additional Participating Employers.

With the consent of the Plan Sponsor, any other corporation may become a participating Employer under the Plan for the benefit of its Eligible Employees, with such changes and variations in Plan terms as the Plan Sponsor approves. Any such inclusion shall be contingent upon the Internal Revenue Service or the Puerto Rico Treasury not making a determination that it adversely affects the qualified status of the Plan and Trust. A corporation that becomes a participating Employer under the Plan shall compile and submit all information required by the Plan Sponsor with reference to its Eligible Employees.

11.7	Withdrawal of a Participating Employer.

A participating Employer may withdraw from the Plan upon six month's prior written notice to the Plan Administrator (unless the Plan Administrator approves a shorter notice period). If a participating Employer discontinues or suspends contributions to the Plan upon behalf of its employees or if a participating Employer shall become insolvent or bankrupt, or be dissolved, such participating Employer shall be deemed to have withdrawn from the Plan (unless otherwise provided by the Plan Sponsor). If a participating Employer ceases to be a member of the PepsiCo Organization, such participating Employer shall only continue to be a participating Employer to the extent expressly permitted by the Plan Sponsor.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Action by the Company.

Any action by the Company, including any amendment authorized to be made under Section 11.1, shall be made in accordance with procedures authorized by the Company's Board of Directors from time to time. In addition, any person or persons authorized by the Board may take action on behalf of the Company. Any action taken by any such person or persons shall be effective provided it is executed in accordance with the authorization of the Board.

12.2	No Right to Be Retained in Employment.

Nothing contained in this Plan shall give any Participant or Employee the right to be retained in the employment of the Employer or affect the right of any Employer to dismiss any Participant or Employee.

12.3	Non-Alienation of Benefits.

To the extent permitted by law, the right of any Participant or Beneficiary to any benefit or to any payment hereunder shall not be subject to assignment, alienation, attachment, or other legal, equitable, or other process, and any attempt to assign, alienate, attach, or otherwise encumber such benefit or payment shall be void, except that payment shall be made in accordance with a "qualified domestic relations order" that meets the requirements of Code § 414(p) and ERISA § 206(d), under the procedures developed in accordance with Section 8.10.

12.4	Requirement to Provide Information to Plan Administrator.

Prior to the time any amount shall be distributed under the Plan, a Participant or other person entitled to benefits must file with the Plan Administrator such information as the Plan Administrator shall require to establish his or her rights and benefits under the Plan.

12.5	Source of Benefit Payments.

Benefits provided under the Plan shall be paid or provided for solely from the Trust, and neither the Company, an Employer, the Plan Administrator, the Trustee, or any investment manager shall assume any liability therefor.

12.6	Construction. The terms of this Plan shall be construed in accordance with this Section.

(a)	Singular References: Singular references may include the plural, unless the context clearly indicates to the contrary.

(b)	Compounds of the Word "Here": The words "hereof," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or section.

(c)	Examples: Whenever an example is provided or the text uses the term "including" followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase "without limitation" followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

(d)	Effect of Specific References: Specific references in the Plan to the Plan Administrator's discretion shall create no inference that the Plan Administrator's discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)	Subdivisions of the Plan Document: This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs and subparagraphs. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by lower-case roman numerals. Subparagraphs are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)	Invalid Provisions: If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

(g)	Interpreting Article XI: In all circumstances, the provisions of Article XI shall be interpreted in the manner which imposes the least limitation on the Company's claimed right of amendment. In this regard, it is specifically intended that any ambiguities in the Plan are to be resolved in the manner which minimizes the limitation on any right of amendment that is claimed directly or indirectly against one or more Employees or Participants. Notwithstanding any other provision of the Plan, it is expressly permissible for the Company to clarify the terms of this document, even retroactively, by an amendment accomplishing a good faith correction of any typographical error or inadvertent scrivener's error.

12.7	Governing Law.

The Plan is intended to qualify under PR Code Sections 1165(a) and 1165(e), Code §§ 401(a) and 401(k) and to comply with ERISA and shall be construed and interpreted in a manner consistent with the requirements of these laws. The Plan and the rights of all persons under the Plan shall be further construed and administered in accordance with the laws of Puerto Rico to the extent not superseded by Federal law.

ARTICLE XIII

LIMITATION ON PRE-TAX CONTRIBUTIONS

13.1	Limitation on Pre-tax Contributions.

An Employee's Pre-tax Contributions plus elective deferrals made under any other Plan of the Employer for a calendar year may not exceed the lesser of 10% of the Participant's Compensation or $8,000 or such other subsequent limitation provided by the PR Code.

13.2	Treatment of Excess Deferrals.

(a)	If, during the Plan Year, the Plan Administrator determines that continued contribution of Pre-tax Contributions for the Plan Year on behalf of an Employee would exceed the PR Code Section 1165(e)(7) limitation, the Employer shall not make any additional Pre-tax Contributions with respect to such Employee for the remainder of that Plan Year.

(b)	If, during the Plan Year, the Plan Administrator determines that Pre-tax Contributions made on behalf of an Employee exceed the PR Code Section 1165(e)(7) limitation, the Plan Administrator shall distribute the amount of such Excess Deferral, adjusted for allocable income and losses, no later than the April 15th following the Plan Year in which such Excess Deferrals were made.

(c)	The Plan Administrator shall reduce the amount of Excess Deferrals for a Plan Year distributable to the Employee by the amount of Excess Contributions if any, previously distributed to the Employee with respect to the Plan Year for which such Excess Deferrals and Excess Contributions were made.

(d)	Income or loss attributable to Excess Deferrals, shall be determined in a uniform and nondiscriminatory manner which reasonably reflects the manner used by the Plan to allocate income to Participants' Accounts.

13.3	Coordination With Other Arrangements In Which Salary Is Deferred.

If an Employee participates in another plan under which he or she makes elective deferrals pursuant to a Code § 401(k) or similar arrangement, elective deferrals under a simplified employee pension, or salary reduction contributions to a tax-sheltered annuity, he or she may submit a request to the Plan Administrator through the Participant Response System for Excess Deferrals made to this Plan with respect to the calendar year. Any such claim must be submitted by the Employee no later than the March 1st following the close of the particular calendar year in which such elective deferrals were made and must specify the amount of the Employee's Pre-tax Contributions under this Plan which are Excess Deferrals. If the Plan Administrator receives a timely claim, it shall distribute the Excess Deferrals the Employee has assigned to this Plan (as adjusted for allocable income or loss), in accordance with Section 13.2.

ARTICLE XIV

NONDISCRIMINATION RULES

14.1	Definitions Applicable to the Nondiscrimination Rules.

For purposes of this Article XIV, the following terms when capitalized and used in this Article XIV shall have the meaning ascribed to them in this Section 14.1.

(a)	"Actual Deferral Percentage" means the ratio (expressed as a percentage) of Pre-tax Contributions made on behalf of an Eligible Employee for the Plan Year to the Eligible Employee's Compensation for the Plan Year. A Non-highly Compensated Employee's Actual Deferral Percentage does not include elective deferrals made to this Plan or to any other Plan maintained by the Employer, to the extent such Pre-tax Contributions exceed the limitation on Pre-tax Contributions set forth in Article XIII.

(b)	"Average Actual Deferral Percentage" means, for any group of Eligible Employees who are Participants or eligible to be Participants, the average (expressed as a percentage) of the Actual Deferral Percentages for each of the Eligible Employees in that group, including those for whom no Pre-tax Contributions were made.

If the Plan Administrator elects to: (i) calculate the Average Actual Deferral Percentage for Employees who have not met the minimum age and service requirements of Code section 410(a)(1)(A) separately for coverage pursuant to Code section 410(b)(4)(B), and (ii) exclude from the Average Actual Deferral Percentage calculation all Non-highly Compensated Employees who have not met such minimum age and service requirements pursuant to Code section 401(k)(3)(F), the Plan is not required to use the same method for crediting service (e.g., elapsed time or actual counting of hours) for both of these tests.

14.2	Actual Deferral Percentage Test.

(a)	With respect to each Plan Year, the Average Actual Deferral Percentage for Eligible Employees who are Participants or eligible to be Participants must satisfy one of the following tests:

(i)	The Average Actual Deferral Percentage for the Plan Year for Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the preceding Plan Year for Non-highly Compensated Employees who are Participants or eligible to be Participants for the preceding Plan Year multiplied by 1.25; or

(ii)	The Average Actual Deferral Percentage for the Plan Year for Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the preceding Plan Year for Non-highly Compensated Employees who are Participants or eligible to be Participants for the preceding Plan Year multiplied by two; provided that the Average Actual Deferral Percentage for such Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for such Non-highly Compensated Employees by more than two percentage points.

14.3	More Than One Employer-Sponsored Plan Subject to the Actual Deferral Percentage Test.

For purposes of this Article XIV, the Actual Deferral Percentage for any Highly Compensated Employee who is a participant under two or more arrangements described in Code § 401(k) or PR Code Section 1165(e) sponsored by any employer within the PepsiCo Organization shall be determined as if all such arrangements (other than arrangements that may not be aggregated under applicable regulations) were one Code § 401(k) or PR Code Section 1165(e) arrangement. If the Code § 401(k) or PR Code Section 1165(e) arrangements in which the Highly Compensated Employee participates have different plan years, the aggregate Actual Deferral Percentage shall be determined by counting the deferrals made to such arrangements in the plan years ending in the same calendar year.

14.4	Recharacterization of Pre-tax Contributions.

If Excess Contributions have been made on behalf of a Highly Compensated Employee for the Plan Year, the Plan Administrator may recharacterize the Excess Contributions as After-tax Contributions (or voluntary contributions under another qualified plan if such plan has the same plan year), provided such recharacterization occurs within 2 1/2 months of the Plan Year being tested. All such recharacterized Contributions shall be subject to the same requirements and limitations that apply to Pre-tax Contributions hereunder, in accordance with the rules set forth in Code Reg § 1.401(k)-1(f)(3)(ii) and the regulations under PR Code Section 1165(e), including all distribution limitations, vesting requirements, funding requirements, contribution limitations and top-heavy rules. The Plan Administrator may not include Pre-tax Contributions (or other elective deferrals) in the Actual Contribution Percentage test, unless the Plan which includes the Pre-tax Contributions (or other elective deferrals) satisfies the Actual Deferral Percentage test both with and without the recharacterized Excess Deferrals included in the Actual Contribution Percentage test.

14.5	Treatment of Excess Contributions.

(a)	Excess Contributions (adjusted for allocable income or loss) which are not recharacterized in accordance with Section 14.4 shall be distributed to the appropriate Highly Compensated Employee no later than 12 months after the close of the Plan Year in which such Excess Contribution arose. To the extent deemed administratively possible and otherwise advisable by the Plan Administrator, Excess Contributions shall be distributed within 2 1/2 months after the close of the Plan Year in which such Excess Contributions arose, so as to avoid the imposition of an excise tax.

(b)	The income (or loss) allocable to Excess Contributions shall be determined by using a uniform and nondiscriminatory method which reasonably reflects the manner used by the Plan to allocate earnings or losses to Participants' Accounts.

(c)	In calculating the amount of Excess Contributions to be distributed, such amount shall be determined by calculating the amount of Contributions that would have to be distributed in order for the Plan to pass the Actual Deferral Percentage test if, hypothetically, Contributions were distributed to Highly Compensated Employees in order of the Actual Deferral Percentages beginning with the highest of such percentages. However, after such amount has been determined, Excess Contributions shall in fact be distributed to Highly Compensated Employees on the basis of the amount of Contributions by, or on behalf of, each of such Highly Compensated Employee in order of the amount of Contributions for each such Highly Compensated Employee, beginning with the highest of such amounts.

14.6	QNECs.

The Plan Administrator may determine the Actual Deferral Percentages of Eligible Employees by taking into account QNECs and may determine the Actual Contribution Percentages of Eligible Employees by taking into account QNECs (other than QNECs used in the Actual Deferral Percentage test) made to this Plan or to any other qualified Plan maintained by the Employer provided that each of the following requirements are met:

(a)	The amount of Nonelective Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test, satisfies Code § 401(a)(4).

(b)	The amount of Nonelective Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test and those QNECs treated as Matching Contributions for purposes of the Actual Contribution Test, satisfies Code § 401(a)(4).

(c)	The QNECs are (i) allocated to the QNECs Account of Eligible Employees who are Participants as of a date within the Plan Year; (ii) not contingent upon the Eligible Employee's continued participation in the Plan subsequent to the date of the allocation; and (iii) made to the Trust no later than the 12 month period immediately following the Plan Year to which such contribution relates.

(d)	The Plan Administrator may not include in the Actual Deferral Percentage test any QNECs under another qualified plan unless that plan has the same plan year as this Plan.

(e)	If, pursuant to this Section, the Plan Administrator has elected to include QNECs in calculating the Average Actual Deferral Percentage, the Plan Administrator shall first treat Excess Contributions as attributable proportionately to Pre-tax Contributions. If the total amount of a Highly Compensated Employee's Excess Contributions for the Plan Year exceeds the Employee's Pre-tax Contributions, if any, for the Plan Year, the Plan Administrator shall next treat the remaining portion of his Excess Contributions as attributable to QNECs, if any.

(f)	The Plan Administrator shall reduce the amount of Excess Contributions for a Plan Year distributable to a Highly Compensated Employee by the amount of Excess Deferrals if any, previously distributed to that Employee for the Employee's taxable year ending in that Plan Year.

14.7	Required Plan Aggregation for Purposes of the Actual Deferral Percentage Test.

If the Employer treats two or more plans as a unit for coverage or nondiscrimination purposes, the Employer must combine the Code § 401(k) or PR Code Section 1165(e) arrangements for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage test and must combine the arrangements under which matching contributions or Employee contributions are made; provided, however , that aggregation shall not be required with respect to arrangements within plans with different plan years; and provided, further, that an employee stock ownership plan (or the employee stock ownership plan portion of a plan) shall not be aggregated with a non-employee stock ownership plan (or non-employee stock ownership plan portion of a plan).

14.8	Required Plan Disaggregation for Purposes of the Actual Deferral Percentage Test.

If the Employer operates qualified separate lines of business under Code § 414(r), then to the extent required by law the Employer will disaggregate the Code § 401(k) arrangements for each Separate Line of Business for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage Test and will disaggregate the arrangements under which employee contributions are made with respect to each such Separate Line of Business.

ARTICLE XV

CODE § 415 LIMITATION

15.1	Definitions Applicable to the Code §415 Limitation.

For purposes of this Article XV, the following terms when capitalized and used in this Article XV shall have the meaning ascribed to them in this Section 15.1.

(a)	"Annual Additions" means the sum credited to a Participant for any Limitation Year of (i) Employer contributions, (ii) Employee contributions, (iii) forfeitures, (iv) for purposes of Section 15.2(a)(2) only, amounts allocated to an individual medical account (as defined in Code § 415(l)(2)), which is part of a pension or annuity plan maintained by any 415 Affiliate and (v) for purposes of Section 15.2(a)(2) only, amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code § 419A(d)(3)) under a welfare benefit fund (as defined in Code § 419(e)) maintained by any 415 Affiliate. The term Annual Additions shall not include Rollover Contributions made to the Plan or amounts restored or repaid to the Plan in accordance with Code §§ 411(a)(7)(B) and (C) and Article V of the Plan. Except to the extent provided in the Code and Treasury regulations, Annual Additions include Excess Contributions regardless of whether the Plan distributes or forfeits such excess amounts. Excess Deferrals are not Annual Additions unless distributed after the April 15th following the Plan Year in which such Excess Deferrals were made.

(b)	"Defined Benefit Plan" means any plan of the type defined in Code § 414(j) maintained by any 415 Affiliate which is described in Code § 415(k)(1).

(c)	"Defined Benefit Plan Fraction" means, for any Participant a fraction (determined as of the last day of the Limitation Year), the numerator of which is the Projected Annual Benefit of the Participant (under all Defined Benefit Plans, whether or not terminated), and the denominator of which is the lesser of:

(i)	1.25 multiplied by the dollar limitation in effect under Code § 415(b)(1)(A) for such Limitation Year; or

(ii)	1.4 multiplied by 100% of Participant's average 415 Compensation for the three consecutive calendar Years of Service (or all of the Participant's Years of Service, if the Participant has less than three Years of Service) during which the Participant had the highest aggregate 415 Compensation.

If the Participant accrued benefits in one or more Defined Benefit Plans which were in existence on May 5, 1986, the dollar limitation used in the denominator of this fraction shall not be less than the sum of the annual benefits under such Defined Benefit Plans which the Participant had accrued as of the end of the 1986 Limitation Year, determined without regard to any change in the terms or conditions of the Plan made after May 5, 1986, and without regard to any cost of living adjustment occurring after May 5, 1986. This rule applies only if the Defined Benefit Plans individually and in the aggregate satisfied the requirements of Code § 415 as in effect at the end of the 1986 Limitation Year.

(d)	"Defined Contribution Plan" means any plan of the type defined in Code § 414(i) maintained by any 415 Affiliate which is described in Code § 415(k)(1).

(e)	"Defined Contribution Plan Fraction" means, for any Participant, a fraction, determined as of the last day of the Limitation Year and for all prior years, the numerator of which is the sum of the Annual Additions credited to the Participant under all Defined Contribution Plans (whether or not terminated), and the denominator of which is the sum of the lesser of the following amounts determined for the current Limitation Year and for each of the Participant's prior Years of Service.

(i)	1.25 multiplied by the dollar limitation in effect under Code § 415(c)(1)(A) for such Limitation Year; or

(ii)	1.4 multiplied by 25% of Participant's 415 Compensation.

For purposes of determining the Defined Contribution Plan Fraction, the Plan Administrator shall not recompute Annual Additions in Limitation Years beginning prior to January 1, 1987. The Plan continues any transitional rules applicable to the determination of the defined contribution plan fraction under the Employer's Plan as of the end of the 1986 Limitation Year.

(f)	"415 Affiliate" means a member of the PepsiCo Organization, as defined in Section 1.42; provided, however, that for purposes of determining whether a corporation is a member of a "controlled group of corporations" (within the meaning of Code § 414(b) of which the Company is also a member) the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" wherever the latter phrase appears in Code § 1563(a)(1).

(g)	"415 Compensation" means Compensation, but excluding for Limitation Years commencing prior to January 1, 1998, elective contributions that are made by an Employer that are not includible in gross income under Code §§ 125 and 402(e)(3).

(h)	"Limitation Year" means the Plan Year.

(i)	"Projected Annual Benefit means the Participant's annual benefit under a Defined Benefit Plan payable in the form of a single life annuity computed in the assumptions (i) that the Participant will remain employed until the Participant's "normal retirement age" under the applicable plan (or, if later, his or her current age), and (ii) that the Participant's 415 Compensation will remain at its current level until that time.

15.2	Code § 415 Limitation on Annual Additions.

(a)	Notwithstanding any other provision of the Plan to the contrary, Annual Additions credited under the Plan and all other Defined Contribution Plans maintained by any 415 Affiliate with respect to each Participant for any Limitation Year shall not exceed the lesser of:

(i)	$30,000, as adjusted from time to time for cost of living in accordance with Code § 415(d), or

(ii)	25% of the Participant's 415 Compensation for such Limitation Year.

(b)	If the Plan Administrator determines during a Plan Year that a Participant will likely exceed the limit imposed by Section 15.2(a) (assuming that a Participant's Contribution Election remains in effect for the remainder of the Limitation Year, and based on the Plan Administrator's estimate of a Participant's 415 Compensation for the Limitation Year), the Plan Administrator may Reduce or eliminate the Participant's unmatched Pre-tax Contributions. If an allocation of Employer contributions would result in an Excess Annual Addition to the Participant's Account (other than an Excess Annual Addition which results from the application of the nondiscrimination rules under Article XIV), the Plan Administrator may reallocate the Excess Annual Addition to the remaining Participants who are eligible for an allocation of Employer contributions for the Plan Year in which the Limitation Year ends. The Plan Administrator shall reallocate the Excess Annual Additions pursuant to the allocation method under the Plan as if the Participant whose Account otherwise would receive such Excess Annual Addition were not eligible for an allocation of Employer contributions. As soon as administratively feasible after the end of the Plan Year, the Plan Administrator shall determine the actual limit which should have applied to the Participant under Section 15.2(a) based on the Participant's actual 415 Compensation for such Limitation Year.

If after the end of a Plan Year, the Plan Administrator determines that the Annual Additions credited under the Plan with respect to a Participant for any Limitation Year exceed the limitations of Section 15.2(a) as a result of (i) the allocation of forfeitures, (ii) a reasonable error in estimating the Participant's 415 Compensation for the Limitation Year, (iii) a reasonable error in determining the amount of Pre-tax Contributions that the Participant may contribute or (iv) any other circumstance permitted pursuant to the regulations and rulings promulgated under Code § 415, then the amount of contributions credited to the Participant's Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation in accordance with the following order of priority:

(i)	The Participant's Pre-tax Contributions shall be reduced to the extent necessary. The amount of the reduction shall be returned to the Participant, together with any earnings on the contributions to be returned.

(ii)	The Participant's Employer contributions shall be forfeited and used to reduce Employer contributions for the Participant for the next Limitation Year (and succeeding Limitation Years, as necessary) if the Participant is covered by the Plan at the end of the Limitation Year. If the Participant is not covered by the Plan as of the end of the Limitation Year, then the excess Annual Additions shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the remaining Participants entitled to allocation of Contributions, but only to the extent that such allocation or reallocation would not cause the Annual Additions to such Participants to violate the limitations of Code § 415 for such Limitation Year. If a suspense account is in existence at any time during a Limitation Year, all amounts in the suspense account must be allocated or reallocated before any Employer contributions or Employee contributions which would constitute Annual Additions may be made to the Plan for the Limitation Year (and succeeding Limitation Years, as necessary) in accordance with the rules set forth in Prop. Reg.§ 1.415-6(b)(6)(i). If a suspense account is in effect, it shall not share in investment gains or losses.

(c)	If a Participant also participates in any other Defined Contribution Plan which is subject to the limitation set forth in Section 15.2(a) above and, as a result, such limitation would be exceeded with respect to the Participant in any Limitation Year, any reduction or other permissible method necessary to ensure compliance with such limitation first shall be made under this Plan in accordance with the terms hereof. If after such correction a further reduction is necessary to ensure that the limitation set forth in Section 15.2(a) is not exceeded, Annual Additions credited under such other plan or plans with respect to the Participant shall be reduced in accordance with the provisions of such plan or plans.

15.3	Applicable Regulations.

Notwithstanding anything contained in this Article XV to the contrary, the Plan Administrator, in its sole discretion, may determine the amounts required to be taken into account under Article XV by such alternative methods as shall be permitted under applicable regulations or rulings.

ARTICLE XVI

TOP HEAVY PROVISIONS

16.1	Definitions Applicable to the Top Heavy Provisions.

For purposes of this Article XVI, the following terms when capitalized and used in this Article XVI shall have the meaning ascribed to them in this Section 16.1.

(a)	"Aggregation Group" means in the case of a Plan that is not part of either a Required Aggregation Group or a Permissive Aggregation Group, the Employer. In the case of a Plan that is part of a Required Aggregation Group but not part of a Permissive Aggregation Group, the Required Aggregation Group. In the case of a Plan that is part of a Required Aggregation Group and part of Permissive Aggregation Group, either the Required Aggregation Group or the Permissive Aggregation Group, as determined by the Plan Administrator.

(b)	"Determination Date" means, with respect to a Plan Year, the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day of the Plan Year.

(c)	"Key Employee" means, as of any Determination Date, any Employee or former Employee who for the Plan Year in the Determination Period or any of the four preceding Plan Years:

(i)	Has Compensation in excess of 50% of the defined benefit plan dollar amount prescribed in Code § 415(b)(1)(A), as adjusted for cost of living in accordance with Code § 415(d), and is an officer of the Employer;

(ii)	Has Compensation in excess of the defined contribution plan dollar amount prescribed in Code § 415(c)(1)(A), as adjusted for cost of living in accordance with Code § 415(d), and is one of the Employees owning (or deemed to own within the meaning of Code § 318) the ten largest interests in the Employer;

(iii)	Is a Five-percent Owner of the Employer; or

(iv)	Is a One-percent Owner of the Employer and has Compensation of more than $150,000.

The number of officers taken into account under clause (i) shall not exceed the greater of 3 or 10% of the total number of Employees (after application of the Code § 414(q) exclusions), and in any event shall not exceed 50 officers.

The term Key Employee shall also include the Beneficiary of a Key Employee. The Plan Administrator shall determine who is a Key Employee in accordance with Code § 416(i)(1).

(d)	"Non-Key Employee" means an Employee who is not a Key Employee.

(e)	"One-percent Owner" means with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code §318) more than 1% of the outstanding stock of the corporation, or stock possessing more than 1% of the total voting power of the corporation.

(f)	"Participant" includes an Eligible Employee of the Plan who does not participate in the Plan.

(g)	"Permissive Aggregation Group" means each plan in the Required Aggregation Group and any other qualified plan or plans maintained by an employer within the PepsiCo Organization if such group of plans, when considered together, would meet the requirements of Code §§ 401(a)(4) and 410.

(h)	"Required Aggregation Group" means, with respect to a Plan Year for which a determination is being made, (i) this Plan, (ii) each other qualified plan of an employer within the PepsiCo Organization in which at least one Key Employee is a participant, and (iii) any other qualified plan of an employer within the PepsiCo Organization which enables any plan described in subparagraphs (i) and (ii) above to meet the requirements of Code §§ 401(a)(4) or 410.

(i)	"Top Heavy Plan" means the Plan, if any of the following conditions exists:

(i)	The Top Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;

(ii)	If the Plan is a part of a Required Aggregation Group but is not part of a Permissive Aggregation Group, the Top Heavy Ratio for the Required Aggregation Group exceeds 60%;

(iii)	If the Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(j)	"Top Heavy Ratio" means, with respect to the plans taken into consideration, a fraction, the numerator of which is the present value of the accrued benefits for all Key Employees under the Defined Benefit Plans of the Aggregation Group as of the Determination Date for each plan plus the sum of account balances for all Key Employees under the Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), and the denominator of which is the sum of the present value of all accrued benefits for all Non-Key Employees under the Defined Benefit Plans of the Aggregation Group plus the sum of all account balances of all Non-Key Employees under Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date for each plan (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), all determined in accordance with Code § 416.

For purposes of this definition:

The accrued benefit and account balances of Key Employees under plans that terminated within the 5 year period ending on the Determination Date (including amounts which were distributed during such period) are taken into account for purposes of determining the Top Heavy Ratio.

The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service at any time during the five-year period ending on the Determination Date, shall be disregarded.

Generally, the Plan Administrator shall calculate the present value of accrued benefits under Defined Benefit Plans or simplified employee pension plans included within the group in accordance with the terms of those plans and Code § 416. If a Participant in a defined benefit plan is a Non-Key Employee, however, the Plan Administrator shall determine such Non-Key Employee’s Accrued Benefit under the accrual method, if any, which is applicable uniformly to all Defined Benefit Plans or, if there is no uniform method, in accordance with the slowest accrual rate permitted under the fractional rule accrual method described in Code § 411(b)(1)(C).

To calculate the present value of benefits under a Defined Benefit Plan, the Plan Administrator shall use the interest and mortality assumptions prescribed by the Defined Benefit Plans to value benefits for top heavy purposes.

If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Plan Administrator shall value the accrued benefit or account balance under such aggregated plan as of the most recent valuation date falling within the twelve-month period ending on the Determination Date, except as Code § 416 and applicable Treasury regulations require for the first and second plan year of a Defined Benefit Plan.

The Plan Administrator shall calculate the value of account balances and accrued benefits with reference to the Determination Dates for the respective aggregated plans that fall within the same calendar year.

16.2	Application of Article XVI.

If the Plan is determined to be a Top Heavy Plan as of any Determination Date, then it shall be subject to the rules set forth in the balance of this Article XVI, beginning with the first Plan Year commencing after such Determination Date.

16.3	Minimum Vesting.

(a)	If the Plan is determined to be a Top Heavy Plan for a Plan Year, then with respect to each Participant who completes an Hour of Service during such Plan Year, such Participant's vested interest in his Account, determined at any time that the Plan continues to be a Top Heavy Plan, shall be no less than as determined under the following table:

Years of Vesting Service	Vested Percentage
Less than 3 years	0%
3 years or more	100%

(b)	If the Plan subsequently is determined to no longer be a Top Heavy Plan, then the above minimum vesting schedule shall not apply to any portion of a Participant's Account which is accrued on or after the first day of the first Plan Year in which the Plan is no longer a Top Heavy Plan, provided that any Participant with three or more Years of Vesting Service as of the first date on which the Plan is no longer a Top Heavy Plan may elect to continue to be vested in accordance with the above minimum vesting schedule during the period that the Plan is not a Top Heavy Plan.

16.4	Minimum Contributions.

(a)	Subject to subsection (b) of this Section, if the Plan is determined to be a Top Heavy Plan for a Plan Year, minimum Employer contributions (including forfeitures but excluding any Pre-Tax Contributions and any Employer Matching Contributions necessary to satisfy the nondiscrimination requirements of Code § 401(k) or of Code § 401(m)) shall be made on behalf of each Participant who has not Separated from Service as of the end of the Plan Year and who is not a Key Employee, of not less than the lesser of the following percentage of the Key Employee's 415 Compensation for the Plan Year, as defined in Section 15.1(g):

(i)	3%, or

(ii)	the highest percentage of Employer contributions (including forfeitures and amounts contributed pursuant to a salary reduction agreement) made under the Plan for the Plan Year on behalf of a Key Employee.

However, if a Defined Benefit Plan which benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code § 401(a)(4) or the coverage rules of Code § 410 (or another plan benefitting the Key Employee so depends on such defined benefit plan), the allocation is 3% of the Non-Key Employee's Compensation for the Plan Year regardless of the contribution rate for the Key Employees.

(b)	If, for a Plan Year, there are no allocations of Employer contributions, forfeitures or Pre-tax Contributions for any Key Employee to the Plan, no minimum allocation shall be required with respect to the Plan Year, except as otherwise may be required because of another plan in the Aggregation Group.

(c)	The minimum allocation required under this Section 16.4 shall be made after Employer contributions and forfeitures are made.

(d)	Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and a Top Heavy defined benefit plan, shall receive the defined benefit minimum from the Top Heavy defined benefit plan.

Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and another Top Heavy defined contribution plan, shall receive the defined contribution minimum from the other Top Heavy defined contribution plan.

16.5	Adjustment to Combined Limitation.

For any Plan Year in which the Plan is determined to be a Top Heavy Plan, the provisions of Code § 415(e) shall be applied by substituting "1.0" for "1.25" wherever "1.25" applies therein.

The provisions of this Article XVI are not applicable with respect to the Employees of the Company in Puerto Rico.